EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

between

CLEAN DIESEL TECHNOLOGIES, INC.,

ECS HOLDINGS, INC.,

ENGINE CONTROL SYSTEMS LTD.,

and

SES USA INC.

October 20, 2014

i

4.15	Inventories	23
4.16	Intellectual Property	23
4.17	Contracts	25
4.18	Litigation	26
4.19	Product Warranty	26
4.20	Brokerage	27
4.21	Insurance	27
4.22	Indebtedness	27
4.23	Full Disclosure	27
ARTICLE 5	Representations and Warranties of Buyer	28
5.1	Organization; Authorization	28
5.2	Execution and Delivery; Enforceability	28
5.3	Governmental Authorities; Consents	28
5.4	Brokerage	28
5.5	Funds Available	29
ARTICLE 6	Conditions Precedent	29
6.1	Conditions to Buyer’s Obligations	29
6.2	Conditions to the Seller Parties’ Obligations	30
ARTICLE 7	The Closing	30
ARTICLE 8	Additional Covenants and Agreements	31
8.1	Employees and Employee Benefits	31
8.2	Miscellaneous Covenants	32
8.3	Acknowledgements	33
8.4	Tax Matters	34
8.5	Non-Solicitation	35
8.6	Non-Competition	35
8.7	Confidentiality	35
8.8	Cooperation in Litigation	36
ARTICLE 9	Indemnification	36
9.1	Indemnification of Buyer	36

ii

9.2	Limitations on Indemnification of Buyer	36
9.3	Indemnification of the Seller Parties	37
9.4	Limitations on Indemnification of Seller	38
9.5	Procedures Relating to Indemnification	39
9.6	Limitation of Remedies	40
ARTICLE 10	Construction; Miscellaneous Provisions	41
10.1	Notices	41
10.2	Entire Agreement	42
10.3	Modification	42
10.4	Arbitration, Jurisdiction and Venue	42
10.5	Binding Effect	43
10.6	Headings	44
10.7	Number and Gender; Inclusion	44
10.8	Counterparts	44
10.9	Third Parties	44
10.10	Schedules and Exhibits	44
10.11	Time Periods	44
10.12	Governing Law	44
10.13	Bulk Sales	44

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of October 20, 2014, between Clean Diesel Technologies, Inc., a Delaware corporation (“CDTi”), ECS Holdings, Inc., a Delaware corporation and indirect subsidiary of CDTi (“ECS” and, together with CDTi, the “Parents”), and Engine Control Systems Ltd., a Nevada corporation and wholly-owned subsidiary of ECS (the “Seller” and, together with the Parents, the “Seller Parties”), and SES USA INC., a Nevada corporation (“Buyer”).

RECITALS

1.                  Seller is engaged in the Reno ECS Business and Buyer is interested in purchasing, and Seller is interested in selling, the Reno ECS Business.

2.                  The parties desire that Seller sells, assigns, transfers, conveys and delivers to Buyer all of Seller’s rights, title and interests in and to certain assets used in the Reno ECS Business in return for a cash payment from Buyer of $1,178,000, subject to adjustment (the “Purchase Price”), and the assumption by Buyer of certain liabilities related to the Reno ECS Business, on the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

ARTICLE 1
Definitions

1.1              Definitions.  Certain terms used in this Agreement shall have the meanings set forth below or elsewhere herein.  When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 1, or elsewhere in this Agreement as indicated in this Article 1:

“Acquisition Balance Sheet” is defined in Section 4.6.

An “Affiliate” of a specified Person means any subsidiary and other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock or membership interests, by contract, or otherwise.

“Agreement” is defined in the preamble of this Agreement.

“Allocation” is defined in Section 3.5(a)

“Annual Financial Statements” is defined in Section 4.6.

“Approval Process” is defined in Section 8.2.2(a).

“Assumed Liabilities” is defined in Section 2.3

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnitees” is defined in Section 9.1.

“Buyer Plans” is defined in Section 8.1.2(b).

“Buyer Transaction Documents” is defined in Section 5.1.

“Catalyst Business” means the business of CDTi and its Affiliates other than the ECS Business, including specifically, the development, manufacture and sale of catalyst formulations to reduce emissions from gasoline, diesel and natural gas combustion engines.

“CDTi” is defined in the preamble of this Agreement.

“Closing” and “Closing Date” is defined in Article 7.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Confidential Information” means at any date, any information of a Person that is not already generally available to the public (unless such information has entered the public domain and become available to the public through fault of the party to be charged hereunder), from which the Person derives value, and with respect to which the Person has taken reasonable measures to maintain as confidential, including, but not limited to the Person's trade secrets, business plans, marketing strategies, pricing structure, unpublished financial data and statements, and any and all other proprietary information of the Person.

A “Corporate Affiliate” means a Person which is not an individual and is majority owned directly or indirectly by CDTi.

“CPR” is defined in Section  10.4.1.

“Disposal,” “Storage,” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6903(3)(33) and (34), respectively.

“ECS” is defined in the preamble of this Agreement.

“ECS Business” means the business of Parents and their Affiliates involving the development, manufacture and sale of heavy duty diesel emission control systems and products, as well as the provision of associated services, in each case as conducted on the date hereof and as conducted on or prior to the Closing Date.

“Employees” means all individuals, as of the date hereof, who are employed by Seller in connection with the Reno ECS Business, together with individuals who are hired as employees in respect of the Reno ECS Business after the date hereof and prior to the Closing.

“Enforceability Exceptions” is defined in Section 4.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Estimated Working Capital” is defined in Section 3.2.5.

“Estimated Working Capital Draft” is defined in Section 3.2.4.

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 2.4.

“Final Adjustment Statement” is defined in Section 3.4.4.

“Final Post-Closing Adjustment” is defined in Section 3.4.4.

“Final Working Capital” is defined in Section 3.2.2.

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by Seller in connection with the Reno ECS Business but who are no longer so employed or engaged on the date hereof.

“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable, and in either case, applied on a basis consistent with Seller’s past practices.

“Governmental Authority” means any United States (including federal or state) or foreign (including national, supranational, provincial, territorial, regional, state, or local) governmental or regulatory agency, bureau, board, body, commission, commissioner, court, department, minister, tribunal, arbitration body (to the extent having jurisdiction over the relevant matter), authority, organization or instrumentality, including securities exchanges and quasi-governmental entities.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, regardless of quantity, the use, Storage, Disposal, Treatment or transportation of which is regulated under Law.

“Indebtedness” means, as at any date of determination thereof, (without duplication):  (a) all obligations (other than inter-company obligations) of Seller for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, and any applicable prepayment charges or premiums); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) the capital lease obligations reflected on Schedule 4.22 or so classified in accordance with GAAP; (d) any indebtedness guaranteed by Seller (excluding intercompany debt and guarantees, letters of credit and guarantees by a company of performance obligations of another); and (e) any obligations with respect to the termination of any interest rate hedging or swap agreements.  The calculation of Indebtedness shall not include any obligations of Seller under or with respect to any outstanding checks.

“Indemnification Threshold” means fifty thousand dollars ($50,000).

“Indemnitee” and “Indemnitor” are defined in Section 9.5.1.

“Independent Accountants” is defined in Section 3.4.3.

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) material computer software, (specifically excluding all shrink wrap software), data, data bases and documentation thereof, (f) Trade Secrets, and (g) copies and tangible embodiments thereof (in whatever form or medium).

“Intercompany Payables” means any account, note or loan payables recorded on the books of Seller for goods or services purchased by or provided to Seller, or advances (cash or otherwise) or any other extensions of credit to Seller from Parents or one of their Affiliates.

“Intercompany Receivables” means any account, note or loan receivables recorded on the books of Seller for goods or services sold or provided by Seller to Parents or one of their Affiliates or advances (cash or otherwise) or any other extension of credit made by Seller to Parents or one of their Affiliates.

 “Interim Financial Statements” is defined in Section 4.6.

 “Law” means any common law decision or precedent with application to the activities of Seller and any federal, state, regional, local, provincial or foreign law, statute, ordinance, code, rule, regulation, or order in effect on the date of this Agreement.

“Lease” is defined in Section 2.1(a).

“Lease Expenses” is defined in Section 9.3.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due to become due), and including all costs and expenses relating thereto.

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Loss” or “Losses” means any and all losses, liabilities, damages, costs, penalties, actions, notices of violation, and notices of liability and any claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation and legal expenses); provided, however, all Losses relating to any claims for indemnification shall be limited to actual damages and shall specifically exclude punitive, exemplary, consequential or any similar type damages (including lost profits).

“Material Adverse Effect” means a material adverse effect on the business, condition, financial or otherwise, assets, liabilities, or results of operations of Seller, taken as a whole; provided, however, “Material Adverse Effect” shall not include changes in business or economic conditions affecting the economy or Seller’s industry generally; changes in stock markets, credit markets, Tax rates or implementation of new Taxes, interest rates, exchange rates or other matters affecting the economy or Seller’s industry, generally; the enactment or implementation of any new Law; any event as to which Buyer has provided written consent hereunder; or any action arising out of the execution, delivery or performance of this Agreement, any announcement relating to this Agreement, or the fact that Buyer is acquiring the Purchased Assets, including with respect to customers, suppliers or employees.

“Material Contract” is defined in Section 4.17.

“Minimum Required Working Capital” is defined in Section 3.2.3.

“Neutral” is defined in Section 10.4.1.

“Non-Reno ECS Business” means the business of Parents and their Affiliates involving the ECS Business other than the Reno ECS Business, as conducted on the date hereof and as conducted on or prior to the Closing Date.  The Non-Reno ECS Business shall not include the businesses, activities and operations which relate to the Purchased Assets.

“Nonassignable Assets” is defined in Section 2.5(b).

“Ownership Period” is defined in Section 4.11(a).

“Parents” is defined in the preamble of this Agreement.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which Seller is not in default, (c) Liens for current Taxes and utilities not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside and have been accrued on the Interim Financial Statements in accordance with GAAP, (d) imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the businesses of Seller as presently conducted, (e) leases, subleases and similar agreements set forth on Schedule 4.13(a) or Schedule 4.17(a), (f) easements, covenants, rights-of-way and other similar restrictions or conditions which are of record or which would be shown by a current accurate survey of any of the Real Property, and (g) (i) zoning, building and other similar restrictions imposed by applicable Laws, (ii) Liens that have been placed by any developer, landlord or other third party on property over which Seller has easement rights or, on any Real Property, under any lease or subordination or similar agreements relating thereto, and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Real Property none of which, individually or in the aggregate, materially impairs the continued use and operation of such Real Property.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Plans” is defined in Section 4.10.

“Post-Closing Tax Period” means any Tax period beginning on or after the Closing Date and that portion of any Straddle Period beginning on the Closing Date.

 “Pre-Closing Tax Period” means any Tax period ending before the Closing Date and that portion of any Straddle Period ending on the day before the Closing Date.

“Preliminary Adjustment Statement” is defined in Section 3.4.1.

“Preliminary Post-Closing Adjustment” is defined in Section 3.4.1.

“Purchase Price Adjustment”  is defined in Section 3.1.

“Purchased Assets” is defined in Section 2.1.

“Purchased Contracts” is defined in Section 2.1(b).

“Purchased Intellectual Property” is defined in Section 2.1(d).

“Purchase Price” is defined in the recitals to this Agreement.

“Real Property” is defined in Section 4.13(a).

“Release” shall have the meaning assigned it at 42 U.S.C. Section 9601(22) without giving effect to exception (A) therein.

“Reno ECS Accounts Receivable” is defined in Section 3.1.

 “Reno ECS Business” means the ECS Business of Seller involving the manufacture, assembly and supply of custom fabricated exhaust parts and accessories, as conducted on the date hereof and as conducted on or prior to the Closing Date.  The Reno ECS Business shall not include the businesses, activities and operations which relate to the Excluded Assets.

“Reno License Expenses” is defined in Section 9.3.

“Retained ECS Accounts Receivable”  is defined in Section 3.1.

“Seller Indemnitees” is defined in Section 9.3.

“Seller Transaction Documents” is defined in Section 4.2.

“Seller” is defined in the preamble of this Agreement.

“Seller’s Account” is defined in Section 3.3.

“Seller Marks” is defined in Section 8.2.2(a).

“Seller Parties” is defined in the preamble of this Agreement.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, FICA withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Asset” means any claim, right or interest of a Person in or to any refund, rebate, credit, Tax loss, Tax credit carry forward or Tax overpayment carry forward, abatement or other recovery for, or benefit relating to, Taxes, including any interest or penalty rebate, abatement or recovery arising therefrom.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third-Party Claim” is defined in Section 9.5.1.

“to Seller’s knowledge” means within the actual knowledge of David Shea, Dennis Davanzo and/or Sarah Tallett.

“Trade Secrets” means trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know- how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information).

“Transfer Taxes” means any and all sales, use, goods and services, value added, transfer, stamp, documentary, registration, excise and other similar Taxes applicable to the sale, title transfer, or delivery of, or the payment for, the Purchased Assets pursuant to this Agreement, and all conveyance fees, recording charges and other similar charges and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Transferred Employee” is defined in Section 8.1.1.

“Transition Services Agreement” is defined in Section 4.5.

“Working Capital” is defined in Section 3.2.1.

1.2              Accounting Terms.  Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP except as may otherwise be specified herein.

ARTICLE 2
Purchase and Sale of Assets

2.1              Purchase and Sale of Purchased Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller hereby sells, assigns, transfers and delivers to Buyer, free and clear of all Liens except Permitted Liens, and Buyer hereby purchases from the Seller, all of Seller’s rights, titles and interests in and to the Purchased Assets.  “Purchased Assets” shall mean the following assets of Seller as of the Closing to the extent exclusively related to the Reno ECS Business and to the extent transferrable to Buyer:

(a)                the operating assets of Seller as set forth on Schedule 2.1(a);

(b)               the material contracts of Seller as set forth on Schedule 2.1(b) (the “Purchased Contracts”);

(c)                subject to Sections 3.3 and 3.4.5, Seller’s current accounts receivable (less allowances for doubtful accounts) other than Intercompany Receivables, pre-paid expenses and current inventories;

(d)               contact information, telephone numbers, online commerce materials, marketing materials, goodwill, records, files, customer relationships, business licenses, including the City of Reno License No. 115496, and the Intellectual Property set forth on Schedule 2.1(d) (the “Purchased Intellectual Property”); and

(e)                the other assets of Seller set forth on Schedule 2.1(e) which are appropriate or necessary for the operation of the Reno ECS Business.

2.2              Excluded Assets.  Nothing in this Agreement shall be deemed to sell, assign or transfer the Excluded Assets to Buyer, and Seller shall retain all right, title and interest in and to the Excluded Assets.  “Excluded Assets” shall mean all assets, properties, interests and rights of Seller other than the Purchased Assets, including without limitation each of the following assets:

(a)                all of Seller’s rights under this Agreement and the contracts and assets set forth on Schedule 2.2(a);

(b)               all cash, cash equivalents, bank deposits or similar cash items of Seller;

(c)                all intercompany assets, including Intercompany Receivables;

(d)               all minute books, organizational documents, stock registers and such other books and records of Seller as they pertain to ownership, organization or existence of Seller and duplicate copies of such records as are necessary to enable Seller to file Tax Returns;

(e)                any other books and records that Seller is required by Law to retain;

(f)                any Intellectual Property other than the Purchased Intellectual Property, including, without limitation, any Intellectual Property relating to the Catalyst Business or Non-Reno ECS Business;

(g)               any Tax Asset of Seller, including any Tax Asset attributable to the operation of the Reno ECS Business or ownership of the Purchased Assets during a Pre-Closing Tax Period, except to the extent such Tax Asset is included as a current asset in the determination of Working Capital;

(h)               all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller;

(i)                 any rights, claims or causes of action of Seller against third parties relating to assets, properties, business or operations of Seller arising out of events occurring on or prior to the Closing;

(j)                 all Tax Returns and financial statements of Seller and the Reno ECS Business and all records (including working papers) relating thereto;

(k)               Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to any Excluded Asset;

(l)                 all personnel records of Seller pertaining to any Employee other than a Transferred Employee;

(m)             all rights that accrue to Seller under this Agreement; and

(n)               any and all assets, rights, and claims relating to the Catalyst Business and Non-Reno ECS Business.

2.3              Assumption of Liabilities.  Subject to the terms and conditions of this Agreement, at the Closing, Buyer hereby assumes and shall timely perform, pay and discharge in accordance with their respective terms, all Liabilities of Seller other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including without limitation the following Liabilities:

(a)                Liabilities on a closing date balance sheet to be provided by Seller on the Closing Date, which shall be prepared in a manner consistent with the Acquisition Balance Sheet;

(b)               Liabilities of Seller under the Purchased Contracts;

(c)                Liabilities arising from the sale of products developed, manufactured, marketed or sold or services performed, marketed or sold by Seller whether related to product warranties, defects, returns, rebates or otherwise, arising out of products sold or services performed after closing;

(d)               Liabilities constituting, or arising in connection with, accrued expenses and accounts payable existing on the Closing Date (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but not invoiced accounts payable), other than Intercompany Payables;

(e)                all Transfer Taxes;

(f)                other Liabilities with respect to the Reno ECS Business, the Purchased Assets or the Transferred Employees arising out of or after the Closing, including all Liabilities for Taxes relating to the Purchased Assets in any Post-Closing Tax Period;

(g)               Liabilities relating to amounts required to be paid by Buyer hereunder.

2.4              Excluded Liabilities.  Buyer will not assume or be liable for any Excluded Liabilities.  “Excluded Liabilities” shall mean all Liabilities of Seller arising out of, relating to or otherwise in respect of the Reno ECS Business on or before the Closing (other than the obligation to perform the Purchased contracts after Closing) and the following Liabilities:

(a)                all Liabilities arising out of Excluded Assets;

(b)               all Intercompany Payables;

(c)                all Liabilities for Taxes of Seller (excluding any Transfer Taxes imposed on Seller) and Taxes of Seller attributable to the conduct of the Reno ECS Business or ownership of the Purchased Assets for any Pre-Closing Tax Period (to the extent in excess of the current liabilities for Taxes included in the determination of Working Capital); and

(d)               all Liabilities relating to amounts required to be paid by Seller hereunder.

2.5              Further Conveyances and Assumptions; Consent of Third Parties.

(a)                From time to time following the Closing, Seller and Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Buyer and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Buyer under this Agreement and to assure fully to Buyer and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby and thereby.

(b)               Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.  With respect to any Material Contracts that are material for the Reno ECS Business as a going concern after the Closing, Seller shall use its commercially reasonable efforts to cooperate with Buyer at its request for up to 180 days following the Closing Date in endeavoring to obtain such consents promptly; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent.  Buyer and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Buyer shall be solely responsible for such Liabilities.  To the extent permitted by applicable Law and the terms of the Nonassignable Assets, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s name and all benefits and obligations existing thereunder shall be for Buyer’s account.  Seller shall take or cause to be taken at Buyer’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all Nonassignable Assets.  As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf with respect thereto, and Buyer agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities based upon, arising out of or relating to Buyer’s performance of, or failure to perform, such obligations under the Nonassignable Assets.

ARTICLE 3
Purchase Price

3.1              Purchase Price.  The Purchase Price is equal to $1,178,000 plus an adjustment (the “Purchase Price Adjustment”) to the extent that Final Working Capital (as defined in 3.2.2) varies from the Minimum Required Working Capital (as defined in 3.2.3) of $525,000. If Final Working Capital is equal to $525,000 the Purchase Price Adjustment shall be equal to zero. If Final Working Capital is greater than $525,000 but less than $675,000 the Purchase Price Adjustment is equal to the difference between Final Working Capital and $525,000. If Final Working Capital is greater than $675,000 the Purchase Price Adjustment is equal to $150,000 and Seller shall retain its rights, title and interests in and to its accounts receivable, with the individual accounts to be agreed upon by Seller and Buyer (the “Reno ECS Accounts Receivable”), in an amount equivalent to the difference between Final Working Capital and $675,000 and any such Reno ECS Accounts Receivable so retained by Seller (the “Retained Reno ECS Accounts Receivable”) shall not be deemed to be sold, assigned, transferred or delivered to Buyer at Closing. If Final Working Capital is less than $525,000 but greater than $375,000 the Purchase Price Adjustment is equal to Final Working Capital less $525,000. Buyer agrees to cooperate in good faith with Seller to collect any Retained Reno ECS Accounts Receivable.

3.2              Certain Definitions.

3.2.1        Working Capital.  “Working Capital” of the Reno ECS Business shall be calculated as of the end of business on the Closing Date in accordance with the sample Working Capital calculation as of August 31, 2014 set forth on Schedule 3.2.1 and shall be (a) the sum of (i) current accounts receivable (less allowances for doubtful accounts) excluding Intercompany Receivables plus (ii) inventories less items identified by Seller as excess and/or obsolete (accounted for on a consistent basis with the inventory presented on Seller’s balance sheet as of May 31, 2014 and the Seller Parties’ internal policies) plus (iii) prepaid expenses and other current assets but excluding cash, cash equivalents, bank deposits or other cash items of Seller, (b) less the sum of (i) accounts payable excluding Intercompany Payables, plus (ii) accrued expenses and plus (iii) other current Liabilities, excluding, in each case, tax items such as accrued Taxes.

3.2.2        Final Working Capital.  “Final Working Capital” means the Working Capital of the Reno ECS Business, as reflected on the Final Adjustment Statement.

3.2.3        Minimum Required Working Capital.  “Minimum Required Working Capital” means Working Capital as defined in Section 3.2.1  that is equal to a minimum amount of $525,000.

3.2.4        Estimated Working Capital Draft. No later than five (5) business days before the Closing Date, Seller shall estimate in good faith the amount of the Working Capital (the “Estimated Working Capital Draft”)  as of the end of business on the Closing Date prepared in accordance with Section 3.2.1 and shall deliver electronically for comment and approval to the Buyer in substantially the same form as set forth in Schedule 3.2.1.

3.2.5        Estimated Working Capital. Two (2) days business days before the Closing Date, Seller shall estimate, in good faith and responding to any reasonable objection or objections from Buyer to the Estimated Working Capital Draft with respect to its conformity with the terms of Section 3.2.1, the amount of the Working Capital (the “Estimated Working Capital”)  as the end of business on the Closing Date prepared in accordance with Section 3.2.1 and shall deliver electronically to the buyer in substantially the same form as Schedule 3.2.1.

3.2.6        Estimated Purchase Price. As used herein, “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 3.1 assuming for purposes of such calculation that the Final Working Capital is equal to Estimated Working Capital.

3.3              Payment of Estimated Purchase Price.  Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay and deliver the Estimated Purchase Price to the Seller by means of a wire transfer of immediately available cash funds to the account as directed by the Seller prior to the Closing (the “Seller’s Account”).  If Estimated Working Capital is greater than $675,000, Seller shall retain its rights, title and interests in and to Retained Reno ECS Accounts Receivable in an amount equivalent to the difference between Estimated Working Capital and $675,000 and such Retained Reno ECS Accounts Receivable  shall not be deemed to be sold, assigned, transferred or delivered to Buyer at Closing.  Buyer agrees to cooperate in good faith with Seller to collect any Retained Reno ECS Accounts Receivable.

3.4              Post-Closing Adjustment.

3.4.1        Adjustment Statement Preparation.  Within sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller an adjustment statement setting forth the amount of the Working Capital of the Reno ECS Business, on a consolidated basis, as of the end of business on the Closing Date (the “Preliminary Adjustment Statement”) and, based on the Working Capital as derived therefrom, Buyer’s written calculation of the Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (“Preliminary Post-Closing Adjustment”).  The Preliminary Adjustment Statement shall be prepared as of the end of business on the Closing Date consistent with, and using the same accounting methods, policies, practices and procedures as used in the preparation of the Interim Financial Statements, including those described in Schedule 4.6, as if the Closing Date was an interim month end, and in accordance with the definitions in Article 1 and Section 3.2 hereof.  In preparing the Preliminary Adjustment Statement:  (a) any and all effects on the Purchased Assets or Assumed Liabilities of any financing or refinancing arrangements entered into by Buyer at any time at or after the Closing Date or any other transactions entered into by Seller or Buyer in connection with the consummation of the transactions contemplated hereby shall be entirely disregarded; (b) it shall be assumed that the Reno ECS Business shall be continued as a going concern; (c) there shall not be taken into account any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made at or after the Closing Date with respect to the Reno ECS Business, or any facts or circumstances that are unique or particular to Buyer or any assets or liabilities of Buyer, or any obligation for the payment of the Purchase Price hereunder; and (d) and any Liabilities incurred or paid by

Seller prior to Closing in connection with Buyer’s evaluation of the Reno ECS Business shall be entirely disregarded.

3.4.2        Adjustment Statement Review.  Seller shall review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and, if Seller reasonably believes that either was not prepared in accordance with Section 3.4.1 or that there was an inaccuracy or error in the preparation thereof in accordance with Section 3.4.1, Seller shall so notify Buyer in writing no later than the thirtieth (30th) day after Seller’s receipt thereof, setting forth in such notice Seller’s objection or objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments which Seller claims are required to be made thereto in order to conform the same to the terms of Section 3.4.1.  Any notice of objection delivered pursuant to this Section 3.4.2 shall specify in reasonable detail the nature of any disagreement so asserted.  Buyer shall cooperate fully with all representatives of Seller in the review of the Preliminary Adjustment Statement and, without limiting the generality of the foregoing, shall cause the books and records of Buyer to be made available during normal business hours to such representatives, and shall cause the necessary personnel of Buyer to assist such representatives in the review of the Preliminary Adjustment Statement, including granting such persons access to the facilities and other assets of the Buyer upon reasonable advance notice.

3.4.3        Adjustment Statement Dispute Resolution.  If Seller timely notifies Buyer in accordance with Section 3.4.2 of an objection to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if Buyer and Seller are unable to resolve such dispute through good faith negotiations within fifteen (15) business days after Seller’s delivery of such written notice of objection, then, the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by an accounting firm of national reputation as shall be mutually acceptable to Seller and Buyer (the “Independent Accountants”).  The Independent Accountants shall determine and report in writing to Buyer and Seller as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Buyer, Seller, and their respective Affiliates.  The fees and expenses of the Independent Accountants shall be borne by Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the contested amount awarded bears to the aggregate amount contested.

3.4.4        Final Adjustment Statement and Post-Closing Adjustment.  The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment” respectively, and as such shall become final, binding and conclusive upon Buyer, Seller, and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:

(a)                the mutual acceptance by Buyer and Seller of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Seller and consented to by Buyer;

(b)               the expiration of thirty (30) days after Seller’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Seller in accordance with Section 3.4.2; or

(c)                the delivery to Buyer and Seller by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 3.4.3.

3.4.5        Adjustment of Purchase Price.

(a)                If the Purchase Price, as finally determined in accordance with this Section 3.4, is greater than the Estimated Purchase Price, then Buyer shall pay the amount of such difference to Seller in cash by means of a wire transfer of immediately available funds to Seller’s Account, provided the aggregate amount of all cash payments made by Buyer to Seller pursuant to this ARTICLE 3 shall not exceed $1,328,000, and Buyer is hereby deemed to assign, transfer and deliver to Seller Reno ECS Accounts Receivable in an amount equivalent to (a) minus (b) (if a positive amount), where  (a) is the sum of Final Working Capital less $675,000; and (b) is the Estimated Working Capital less $675,000.  Buyer agrees to cooperate in good faith with Seller to collect any Reno ECS Accounts Receivable that are deemed to be assigned, transferred and delivered to Seller hereunder.

(b)               If the Purchase Price, as finally determined in accordance with this Section 3.4, is less than the Estimated Purchase Price then the difference between Estimated Purchase Price and Purchase Price shall be paid to Buyer from Seller first, by selling, assigning, and transferring to Buyer Reno ECS Retained Accounts Receivable until such transfers would increase the Working Capital to be received by Buyer to a value equal to $675,000 with the balance in cash payment to the account as directed by the Buyer to Seller prior to the Closing.

(c)                The Final Post-Closing Adjustment of any cash payments shall be due and payable by means of a wire transfer of immediately available funds, and the Final Post-Closing Adjustment of any accounts receivable shall be deemed sold, assigned and transferred, no later than two (2) business days after the Preliminary Adjustment Statement and the Preliminary Post- Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively.

(d)               For Tax and accounting purposes, any payment by Buyer or Seller under this Section 3.4.5 shall be treated as an adjustment to the Purchase Price.

3.5              Allocation of Purchase Price.

(a)                Prior to Closing, Seller and Buyer shall allocate the total consideration (including the Purchase Price and the Assumed Liabilities) among the Seller and among the Purchased Assets (as determined for Tax purposes) in accordance with the schedule set forth on Exhibit A (the “Allocation”).  Seller and Buyer shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as reasonably required to prepare such Allocation.  Except as may be required by a “determination” (within the meaning of Section 1313(a) of the Code or any similar foreign, state or local Tax provision), neither Seller nor Buyer (or any of their respective Affiliates) shall file any Tax Return or take a position with any Taxing Authority that is inconsistent with the Allocation, including any amendments thereto; provided, however, the Allocation shall not bind Seller or Buyer in a jurisdiction if a third party valuation required under local Law of that jurisdiction results in an allocation that differs from the Allocation.

(b)               In the event that there is any adjustment to the aggregate consideration for the Purchased Assets in accordance with Section 3.4.5, Seller and Buyer shall cooperate in good faith to revise such Allocation to reflect any such adjustment.

(c)                If the Allocation is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify the other party hereto.  Seller and Buyer agree to cooperate in good faith in responding to any such challenge to preserve the effectiveness of the Allocation.

ARTICLE 4
Seller Parties’ Representations and Warranties

The Seller Parties jointly and severally represent and warrant to Buyer that, except as set forth on Seller’s disclosure schedule, annexed hereto and made a part hereof, or disclosed in CDTi’s filings with the U.S. Securities and Exchange Commission, the following statements contained in this Article 4 are true and correct at and as of the date of this Agreement with respect to Seller.

4.1              Organization and Good Standing. Each Seller Party is (a) a corporation duly organized, validly existing and in good standing under the Laws of the state or jurisdiction of its organization with full corporate power and authority to own, lease, use and operate its properties and to conduct its business and (b) duly qualified or licensed to do business as a foreign corporation in, and is in good standing in each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect.

4.2              Authority and Capacity.  Each Seller Party possesses all requisite corporate power and authority to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by it (the “Seller Transaction Documents”), and to consummate the transactions contemplated herein and therein.

4.3              Execution and Delivery; Enforceability.  This Agreement has been, and each other Seller Transaction Document executed and delivered by a Seller Party in connection herewith will upon such delivery be, duly executed and delivered by such Seller Party and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of such Seller Party, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).  The execution and delivery of this Agreement and each of the Seller Transaction Documents by a Seller Party in connection herewith have been duly authorized by such Seller Party’s board of directors and, with respect to the Seller, the Seller’s sole stockholder, in accordance with such Seller Party’s organizational documents and no further consent or authorization is required by such Seller Party or its sole stockholder or board of directors.

4.4              Noncontravention.

(a)                Except as set forth on Schedule 4.4: (i) no Seller Party is required to submit any notice, report or other filing with any Governmental Authority in connection with such Seller Party’s execution, delivery or performance of this Agreement or any other Seller Transaction Document executed and delivered by it in connection herewith except, with respect to CDTi, any obligations it may have under applicable U.S. securities laws and/or stock exchange listing rules, (ii) such execution, delivery and performance will not result in a breach or violation of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of any party to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any third party pursuant to any Material Contract to which Seller is a party, and (iii) no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by a Seller Party in connection with such Seller Party’s execution, delivery and performance of this Agreement or any other Seller Transaction Document executed and delivered by such Seller Party in connection herewith, other than any such notices, reports, filings, breaches, defaults, rights, authorizations, consents, or approvals that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the ability of such Seller Party to perform any of its obligations under this Agreement.

(b)               The execution and delivery by each Seller Party of this Agreement and any other Seller Transaction Document executed and delivered by such Seller Party in connection herewith and the consummation by such Seller Party of the transactions contemplated hereby and thereby will not (i) conflict with or violate the organizational documents of such Seller Party, or (ii) conflict with or violate any Laws applicable to such Seller Party, other than any such breaches or defaults that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the ability of such Seller Party to perform any of its material obligations under this Agreement.

4.5              Title to Purchased Assets; Sufficiency.  Except as set forth in Schedule 4.5, 4.13(b) or 4.13(c), Seller owns and has good title to each of the Purchased Assets, free and clear of all Liens other than Permitted Liens.  The Purchased Assets constitute all of the assets necessary together with Seller’s agreements hereunder and under the Seller Transaction Documents for Buyer to conduct the Reno ECS Business as of the Closing Date without interruption and in the ordinary course of business, except corporate services provided pursuant to the Transition Services Agreement to be entered into in connection with the transactions contemplated by this Agreement, in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”); and the Excluded Assets.

4.6              Financial Statements.  Seller has previously provided to Buyer copies of the unaudited financials of Seller as of and for the fiscal year ended December 31, 2013 and 2012 (the “Annual Financial Statements”) and the eight (8) months ended August 31, 2014 (the “Interim Financial Statements”). The Annual Financial Statements and Interim Financial Statements have been prepared in accordance with the books and records of the Seller and

GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Seller as of the date indicated and the results of operations for the periods then ended, subject to (a) the policies and procedures described on Schedule 4.6, (b) as to the Interim Financial Statements, normal year-end adjustments, and (c) the absence of disclosures normally made in footnotes. The balance sheet as of August 31, 2014, including pro forma adjustments, delivered by Seller to Buyer is herein referred to as the “Acquisition Balance Sheet.”

4.7              Absence of Certain Changes or Events.  Except as expressly contemplated by this Agreement or set forth in Schedule 4.7, since July 1, 2014:

(a)                other than circumstances affecting Seller or its competitors generally, there has not occurred any event or circumstance that constitutes a Material Adverse Effect;

(b)               there has not been any material change in the Tax reporting or accounting policies or practices of Seller including practices with respect to the payment of accounts payable or the collection of accounts receivable;

(c)                Seller has not incurred any Indebtedness other than as described on Schedule 4.22 or assumed, guaranteed, or endorsed the Indebtedness of any other Person, or canceled any debt owed to it or released any claim possessed by it, other than in the ordinary course of business, except for any Indebtedness or claims which are reflected in the Annual Financial Statements or the Interim Financial Statements, as the case may be;

(d)               Seller has not suffered any theft, damage, destruction or loss of or to any tangible asset or assets having an aggregate value in excess of thirty-five thousand dollars ($35,000).

(e)                Seller has not made, granted, or committed to make or grant any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant, other than salary increases and bonuses in the ordinary course of business, or any increase of any benefit provided under any employee benefit plan or arrangement, and Seller has not amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(f)                Seller has not sold, assigned, transferred or subjected to any Lien, or has committed to sell, assign, transfer or subject to any Lien, any tangible or intangible assets having a current book value in excess of thirty-five thousand dollars ($35,000), except for sales of inventory in the ordinary course of business and except for Permitted Liens;

(g)               Seller has not purchased or leased, or has committed to purchase or lease, any asset for an amount in excess of seventeen thousand five hundred dollars ($17,500), except purchases of inventory and supplies in the ordinary course of business, consistent with past practice; and

(h)               Seller has not made or authorized any capital expenditures or commitment for capital expenditures in an amount more than thirty-five thousand dollars ($35,000) individually.

4.8              Taxes.

(a)                There are no Liens on any of the Purchased Assets with respect to Taxes.

(b)               With respect to the Reno ECS Business and the Purchased Assets, all Taxes imposed on Seller and payable by Seller and all Taxes required to be withheld by Seller have been or will be duly, timely and fully paid and discharged to the extent failure to do so would result in a Lien (other than for Taxes not yet due and payable) on any Acquired Asset, would adversely affect Buyer’s ability to conduct the Reno ECS Business or would result in Buyer becoming liable or responsible therefor.

(c)                All Tax Returns required to be filed by Seller on or before the Closing have been duly and timely filed and are true, correct and complete in all material respects.  Each Tax Return filed by Seller accurately reflects, in all material respects, its liability for Taxes for such year or period and accurately sets forth all items (to the extent required to be included or reflected in such Returns) relevant to Seller’s liability for Taxes.

(d)               Except as set forth on Schedule 4.8, there are no Tax claims, audits or proceedings pending or, to Seller’s knowledge, threatened in connection with Seller.  There are not currently in force any waivers or agreements binding upon Seller for the extension of time for the assessment or payment of any Tax or any other applicable statute of limitation.  No Purchased Contract or Assumed Liability includes any contractual obligation to indemnify any other Person with respect to Taxes, other than Assumed Liabilities related to Leases.

(e)                No Purchased Contract or any agreement of Seller with any Transferred Employee would give rise to an “excess parachute payment” within the meaning of Section 280G of the Code.

(f)                No Purchased Contract, agreement with any Transferred Employee or Assumed Liability includes any obligation agreed to by Seller to gross-up, indemnify or otherwise reimburse any Person for any Taxes incurred pursuant to Section 280G of the Code or Section 409A of the Code.

4.9              Employees.

(a)                Except as set forth in Schedule 4.9, at no time since January 1, 2013, has there been any pending or, to Seller’s knowledge, threatened controversies, grievances or claims by any Employee or Former Employee with respect to his or her employment or any compensation or benefits incident thereto, except for controversies, grievances or claims that are not reasonably likely to result in a Material Adverse Effect.  Seller is not a party to any collective bargaining agreement or employee grievance procedure or dispute resolution mechanism nor, to Seller’s knowledge, is there pending or underway any union organizational activities or proceedings with respect to any Employees.  Schedule 4.9 sets forth a correct and complete list of all Employees, consultants or contractors of the Reno ECS Business as of the date hereof, and sets forth for each such individual the following:  (a) name, (b) title or position (including whether full or part-time), (c) hire date, (d) current annual base compensation rate, (e) commission, bonus or other incentive-based compensation, (f) all employment and similar agreements (written or oral) for each such Employee, consultant or contractor or the acceleration or vesting of any deferred compensation, stock interest or other benefit as a result of the consummation of the transaction contemplated in this Agreement, and (g) the rate and amount of compensation paid to each such Employee, consultant or contractor through the twelve (12) month period ended August 31, 2014.  Except as set forth on Schedule 4.9, there have been no changes in such compensation since September 1, 2014, in each case including bonuses and other compensation and fringe benefits. Except as set forth on Schedule 4.9, since September 1, 2014 the Seller has not made any pension, bonus or other payment, other than base salary, or become obligated to make any such payment, to any Employee other than in the ordinary course of business. Except as set forth on Schedule 4.9, the Seller has not entered into any contract with any Employee entitling such person to a bonus or other payment upon the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.9, the Seller has no outstanding loans or advances to Employees. Any individual performing services for the Reno ECS Business who has been classified as an independent contractor, as an employee of some other entity whose services are leased to the Seller, or as any other nonemployee category, has been correctly so classified and is in fact not a common law employee of the Seller. Other than as set forth in Schedule 4.9, no Employees are out on a leave of absence (whether related to disability, under the Family and Medical Leave Act, or otherwise). There is no labor strike, slowdown or stoppage pending or, to Seller’s knowledge, threatened against Seller.  To Seller’s knowledge, no key Employee or group of Employees has expressed to Seller any plan or intention to terminate their employment with Seller.  Except as set forth in Schedule 4.9, to Seller’s knowledge, Seller has complied in all material respects with all such employment and similar agreements.

(b)               To the Seller’s knowledge, the Seller is in compliance in all material respects with all requirements of all applicable Laws governing employment and Employee relations, including laws relating to employment discrimination, civil rights, equal pay, wages, hours, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration, or the withholding and payment of income, social security (FICA) or similar taxes, and any similar laws of any foreign jurisdiction.  No suits, charges or administrative proceedings relating to any such law or regulation will be pending as of the Closing Date.  To the Seller’s knowledge, no suit, charge or administrative investigation alleging a violation of any such applicable Law has been threatened.  To the Seller’s knowledge, the Buyer will have no Liability to any Employee (or to any government entity with respect to any such Employee) under any such Law or regulation relating to claims arising out of or related to any event occurring on or before the Closing Date.

          (c)                The Seller is in compliance in all material respects with all applicable requirements of the Immigration Reform and Control Act with respect to each of its  Employees’ and has properly filed copies of Form I-9 for all Employees with respect to whom that form is required.

4.10          Employee Benefit Plans and Other Compensation Arrangements.  Set forth on Schedule 4.10(a) is a list of all material employee benefit plans (as defined in Section 3(3) of ERISA), with respect to which Seller currently is the sponsor or is obligated to make contributions under the plan terms (the “Plans”).  Except as set forth on Schedule 4.10(b):

(a)                none of the Plans is a “multiemployer plan” (as defined in Title I or Title IV of ERISA) or a plan subject to Title IV of ERISA;

(b)               each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification and is so qualified in all material respects, except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired;

(c)                all of the Plans have been operated in compliance in all material respects with their respective terms and applicable Laws, and all contributions and funding required under the terms of the Plans or applicable Law have been timely made for any period through the Closing;

(d)               there are no pending or, to Seller’s knowledge, threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any Plan or otherwise involving any Plan (other than routine claims for benefits) except for claims that are not reasonably likely to result in a Material Adverse Effect;

(e)                no material amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code;

(f)                neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, disregarding any termination of employment which may occur on or after the Closing, will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any Employee of Seller from Seller under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent; and

(g)               none of the Plans provides medical benefits to any retired Person, or any current Employee of Seller following such Employee’s retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code).

4.11          Environmental Matters.  Except as set forth in Schedule 4.11 or in any environmental reports (including attachments) described in Schedule 4.11 with respect to Seller (copies of which have been provided to Buyer) or with respect to matters that are not reasonably likely to have Material Adverse Effect:

(a)                to Seller’s knowledge, there has been no generation, Treatment, Storage, Release, Disposal or transport of any Hazardous Material, regardless of quantity, at, on, under, or from any of the Real Property by Seller during the period in which CDTi directly owned the issued and outstanding equity interests of Seller, which for greater certainty has been approximately six and a half (6.5) years, (the “Ownership Period”) except in material conformance with applicable Laws;

(b)               during the Ownership Period, to Seller’s knowledge, no asbestos- or urea formaldehyde- containing materials have been incorporated into or used on the buildings or any improvements that are a part of the Real Property, or into other assets or products of Seller;

(c)                to Seller’s knowledge, there are no electrical transformers, capacitors, fluorescent light fixture with ballasts, or other equipment containing polychlorinated biphenyls on the Real Property;

(d)               all Hazardous Material not in current, usable inventory has been removed from the Real Property and disposed of in material compliance with applicable Laws;

(e)                to Seller’s knowledge, Seller has not at any time during the Ownership Period sent any Hazardous Materials to a site that, pursuant to any applicable Law (A) has been placed or proposed for placement on the National Priorities List or any similar state or foreign list, or (B) is subject to or the source of an order, demand or request from a Government Authority to take “response,” “corrective,” “removal,” or “remedial” action, as defined in any applicable Law, or any similar action, or to pay for the costs of any such action at any location;

(f)                during the Ownership Period, Seller has not received any notice, order or other communication from any Governmental Authority, citizens’ group, employee or other individual or entity informing it of any violation of any environmental Law or any pending investigation or administrative proceeding questioning Seller’s compliance with any environmental Law, or claiming that Seller is, or may be, liable for personal injury or property damage related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material, which has not been resolved or abandoned;

(g)               to Seller’s knowledge, there are no underground storage tanks or related piping, or surface impoundments located on, under or at the Real Property;

(h)               during the Ownership Period, Seller has not entered into or agreed to or is subject to any consent decree, order or settlement or other agreement in any judicial, administrative, arbitral or other similar forum relating to its compliance with or liability under any environmental Law; and

(i)                 during the Ownership Period, Seller has not assumed or retained by contract or otherwise other than in the ordinary course of business any liabilities of any kind, fixed or contingent, under any environmental Law.

4.12          Permits; Compliance with Laws.  Except as set forth on Schedule 4.12, Seller is in compliance in all material respects with applicable Laws, and possesses all material licenses, permits, registrations, permanent certificates of occupancy, authorizations, and certificates from any Governmental Authority required under applicable Law used by Seller in the Reno ECS Business.  Except as set forth on Schedule 4.12, since December 31, 2013, Seller has not received any written notice from any Person or entity alleging noncompliance with any applicable Law or the terms of any Permit.  For the avoidance of doubt, this Section 4.12 shall not apply to environmental matters, all of which shall be covered solely by Section 4.11.

4.13          Real and Personal Properties.

(a)                Seller does not own any real property.  Schedule 4.13(a) identifies all of the real property demised by Lease to Seller the “Real Property”).  No Seller has leased or subleased any of the Real Property to any third Person.

(b)               Except as set forth on Schedule 4.13(b), each Lease is in full force and effect, and Seller holds a valid and existing leasehold interest under such Lease. Seller is not in material default under any Lease, and, to Seller’s knowledge, no events have occurred and no circumstances exist which, if unremedied, and whether with or without notice or the passage of time or both, would result in such a default.  To Seller’s knowledge, no other party to any Lease is in default with respect to any material term or condition thereof which, if unremedied, and whether with or without notice or the passage of time or both, would constitute a material default thereunder or would cause the acceleration of any material obligation of any party thereto or the creation of a material Lien upon any asset of Seller.  Seller has made available to Buyer a complete and accurate copy of each of the Leases, including all amendments thereto.

(c)                Seller owns each of the material items of tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for Liens identified or described on Schedule 4.13(c), and except for Permitted Liens.  Each material item of tangible personal property is in good condition and repair, ordinary wear and tear excepted, and the condition of the tangible personal property is sufficient, in all material respects, for the operation of the business as currently conducted by Seller.

4.14          Accounts Receivable.  The accounts receivable reflected on the Annual Financial Statements and the Acquisition Balance Sheet and accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of Seller represent valid obligations arising from sales actually made in the ordinary course of business.  The accounts receivable reflected on the Annual Financial Statements and the Acquisition Balance Sheet are stated thereon in accordance with GAAP, consistently applied, subject to (a) the policies and procedures described on Schedule 4.6, (b) normal year-end adjustments, and (c) the absence of disclosures normally made in footnotes.  Other than as set forth herein, Seller makes no representation or warranty regarding its accounts receivables, and makes no guarantee of collection.

4.15          Inventories.  The inventories reflected on the Annual Financial Statements and the Acquisition Balance Sheet are stated thereon in accordance with GAAP, consistently applied, subject to (a) the policies and procedures described on Schedule 4.6, (b) normal year-end adjustments, and (c) the absence of disclosures normally made in footnotes.

4.16          Intellectual Property.  Schedule 4.16(a) sets forth a complete and correct list of all patented or registered Intellectual Property and pending patent applications or other applications for registration of Intellectual Property, material unregistered trademarks, service marks, trade names, corporate names, logos and slogans, and Internet domain names that in each case are included in the Purchased Intellectual Property.  Schedule 4.16(b) sets forth a list of all written material licenses pursuant to which Seller is a party either as a licensee or licensor, any other material agreements under which Seller grants or receives any rights to Purchased

Intellectual Property, and material certifications and verifications relating to Seller’s products.  Except as set forth in Schedule 4.16(c):

(a)                Seller owns and possesses all, right, title and interest in and to, or has a valid and enforceable right or license to use the Purchased Intellectual Property as currently being used;

(b)               Except for the Permitted Liens and written license agreements applicable thereto, the Purchased Intellectual Property is not subject to any Liens or restrictions or limitations regarding use, disclosure, transfer or assignment;

(c)                The Purchased Intellectual Property owned by Seller and, to Seller’s knowledge, the Purchased Intellectual Property used by Seller, is valid, subsisting, in full force and effect, and has not been cancelled, expired or abandoned;

(d)               To Seller’s knowledge (without performing any intellectual property rights clearance searches):  (i) Seller has not infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party; (ii) the conduct of the businesses as currently conducted by Seller does not infringe upon any Intellectual Property owned or controlled by any third party; and (iii) Seller has not received any written notice regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party);

(e)                To Seller’s knowledge:  (i) no third party has infringed or misappropriated any of the Purchased Intellectual Property; and (ii) no such claims have been brought or threatened against any third party by Seller;

(f)                (i) all licenses listed on Schedule 4.16(b) are in full force and effect and, to Seller’s knowledge, are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions; (ii) Seller has performed in all material respects all obligations required to be performed by it pursuant to the licenses and agreements listed on Schedule 4.16(b); and (iii) there is no existing or, to Seller’s knowledge, threatened material default under or violation of any of the licenses or agreements listed on Schedule 4.16(b) by any other party thereto;

(g)               Seller has taken steps reasonable under the circumstances to protect its rights in Purchased Intellectual Property and maintain the confidentiality of all of its Trade Secrets, except for matters that are not reasonably likely to result in a Material Adverse Effect.  Without limiting the foregoing, Seller has and uses reasonable efforts to enforce a policy requiring employees, consultants and contractors to enter into standard form proprietary information, confidentiality and assignment agreements.

(h)               Except for notices or demand letters received in the ordinary course of business for which no lawsuit or other formal proceeding is pending, Seller has not received or contested any notice or claim during the Ownership Period challenging Seller’s ownership of Purchased Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor, to Seller’s knowledge, is there a reasonable basis for any such claim.

(i)                 Except for such Purchased Intellectual Property as Seller has determined not to continue to pursue or protect, to Seller’s knowledge, Seller has not taken any action or failed to take any action that resulted in the abandonment, cancellation, forfeiture, invalidation or unenforceability of any of Purchased Intellectual Property. Except for such Purchased Intellectual Property as Seller has determined not to continue to pursue or protect, Seller has in all material respects timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of Purchased Intellectual Property.

(j)                 Except for Intellectual Property subject to the Transition Services Agreement to be entered into in connection with the transactions contemplated by this Agreement, the Purchased Intellectual Property constitutes, to the Seller’s knowledge (without performing any intellectual property rights clearance searches) all of the material Intellectual Property necessary for the conduct by Seller of its businesses as currently conducted.

(k)               To the Seller’s knowledge, no employee or independent contractor of Seller is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for Seller.

(l)                 Except in the ordinary course of business pursuant to purchase orders, sales contracts or manufacturing agreement, there are no material contracts, licenses or agreements between Seller and any third Person whereby Seller has any obligation to indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability of such third Person with respect to any Purchased Intellectual Property or any other Intellectual Property.

(m)             No government funding, facilities of any university, college, other educational institution or research center or funding from third parties was used in the development of any Purchased Intellectual Property.  To Seller’s knowledge, no current or former employee, consultant or contractor of Seller who contributed to the creation or development of any Purchased Intellectual Property, performed services for the government or any university, college, other educational institution or research center or third Person during a period of time during which such employee, consultant or independent contractor also was performing services for Seller.

4.17          Contracts.  Schedule 4.17(a) lists all of the currently effective written agreements of the following types to which Seller is a party or by which any material assets of Seller is bound or are subject (each, a “Material Contract”):

(a)                contracts or group of related contracts, other than purchase orders entered into in the ordinary course of business, which involve commitments to make capital expenditures or which provide for the purchase of goods or services by Seller from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of thirty-five thousand dollars ($35,000);

(b)               contracts or group of related contracts, other than sales orders entered into in the ordinary course of business, which provide for the sale of goods or services by Seller and under which the undelivered balance of such goods or services has a sale price in excess of thirty-five thousand dollars ($35,000);

(c)                contracts relating to the borrowing of money by Seller, the granting by Seller of a Lien on any of its assets, or any guarantee by Seller of any obligation in respect of borrowed money or otherwise;

(d)               contracts with dealers, distributors or sales representatives;

(e)                employment, confidentiality and non-competition agreements with any employee, officer, consultant or management advisor;

(f)                contracts not otherwise disclosed herein which limit the freedom of Seller to engage in any business or compete with any Person;

(g)               contracts pursuant to which Seller is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person, except for any such leases under which the aggregate annual lease payments do not exceed seventeen thousand five hundred dollars ($17,500); and

(h)               contracts restricting the transfer of capital stock of Seller, obligating Seller to issue or repurchase shares of its capital stock, or relating to the voting of stock or the election of directors of Seller; and

Correct and complete copies of each Material Contract have been made available to Buyer.  All of the Material Contracts are in full force and effect and, to Seller’s knowledge, are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.  Except as set forth on Schedule 4.17(b), (a)  Seller has performed in all material respects all obligations required to be performed by it pursuant to such Material Contracts, and (b)  Seller has not received written notice of the existence of any event or condition which, if unremedied, and whether with or without notice or the passage of time or both, would constitute, a material default or event of default or other material breach on the part of Seller under any such Material Contract, and (c) there is no existing or, to Seller’s knowledge, threatened default under any of such Material Contracts by any other party thereto.

4.18          Litigation.  Except as set forth on Schedule 4.18, there are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at law or in equity, pending or, to Seller’s knowledge, threatened in writing, against Seller involving more than thirty-five thousand dollars ($35,000) in claims or damages individually.  Neither Seller nor any of its assets is subject to or in material default with respect to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality.

4.19          Product Warranty.  Except as set forth on Schedule 4.19, no product warranty claims are currently pending or, to Seller’s knowledge, threatened against Seller which would individually or in the aggregate have a Material Adverse Effect.  There have been no product warranty claims made against Seller or recalls of any products of the Seller in the past two

(2) years which have had a Material Adverse Effect.  The amount of accrued warranty reflected on the Annual Financial Statements and the Acquisition Balance Sheet is stated thereon in accordance with GAAP, consistently applied, subject to (a) the policies and procedures described on Schedule 4.6, (b) normal year-end adjustments, none of which are expected to be material, and (c) the absence of disclosures normally made in footnotes.  All products designed, licensed, or sold by Seller were, as of the date of delivery, free from material defects in design and satisfied, in all material respects, the written requirements therefor set forth in any contracts, agreements, purchase orders or other specifications related thereto; for purposes of this sentence “material” shall mean that the cost arising from or relating to the remedy or correction of any defect or non- compliance with any written requirements exceeds the amount set forth in the applicable warranty reserve on the Acquisition Balance Sheet.

4.20          Brokerage.  No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, except for RS Finance & Consulting, LLC, whose fees and expenses will be paid by the Seller Parties.

4.21          Insurance.  Schedule 4.21 contains an accurate and complete list of all insurance policies currently owned, held by or applicable to Seller (or its respective assets or business).  All such policies required to be disclosed on Schedule 4.21 are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no notice of cancellation, termination or intention not to renew has been received with respect to such policies.  Such policies are valid, outstanding and enforceable policies and will remain in effect until the Closing.

4.22          Indebtedness. Schedule 4.22 sets forth a listing of all Indebtedness of Seller as of the date of this Agreement and includes any contracts or agreements to which Seller is a party providing for such Indebtedness.  Seller is not in material default under any agreement or contract relating to any of the foregoing Indebtedness or any related Lien, and, to Seller’s knowledge, no events have occurred and no circumstances exist which, if unremedied, and whether with or without notice or the passage of time or both, would result in such a default.  Seller has made available to Buyer a complete and accurate copy of each of the agreements and contracts relating to any of the foregoing Indebtedness or any related Lien.

4.23          Full Disclosure.  To Seller’s knowledge, all documents and other materials delivered to Buyer by or on behalf of Seller in connection with this Agreement and the transactions contemplated herein are correct and complete in all material respects.  To Seller’s knowledge, the information furnished to Buyer at Closing by or on behalf of Seller pursuant to this Agreement does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading.  To Seller’s knowledge, there is no fact which Seller has not disclosed to Buyer in writing which could reasonably be expected to have a Material Adverse Effect.

ARTICLE 5
Representations and Warranties of Buyer

            Buyer represents and warrants to each Seller Party that the following statements contained in this Article 5 are true and correct at and as of the date of this Agreement.

5.1              Organization; Authorization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Buyer has all requisite corporate/ power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Buyer in connection herewith (the “Buyer Transaction Documents”).

5.2              Execution and Delivery; Enforceability.  The execution and delivery of this Agreement and the Buyer Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by Buyer’s board of directors and no further consent or authorization is required by Buyer, its board of directors or its stockholders.  This Agreement has been, and each Buyer Transaction Document, will upon such delivery be, duly executed and delivered by Buyer and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

5.3              Governmental Authorities; Consents.  Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with Buyer’s execution, delivery or performance of this Agreement or any other Buyer Transaction Document, and such execution, delivery and performance will not violate any Law by which Buyer is bound.  No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Buyer in connection with Buyer’s execution, delivery and performance of this Agreement or any other Buyer Transaction Document in connection herewith or the consummation of the transactions contemplated hereby or thereby, other than any such consents, approvals, or authorizations that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to perform any of its material obligations under this Agreement.

5.4              Brokerage.  No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.5              Funds Available.  Buyer has as of the date of this Agreement and shall have on the Closing Date, access to sufficient funds to enable Buyer to consummate the transactions contemplate hereby, including payment of the Purchase Price and fees and expenses of Buyer relating to the transactions contemplated hereby.

ARTICLE 6
Conditions Precedent

6.1              Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the closing of the transaction contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions set forth in this Section 6.1:

(a)                Buyer shall have received executed bills of sale or other appropriate documents of transfer, in form and substance reasonably acceptable to Buyer, transferring the Purchased Assets;

(b)               Buyer shall have received executed counterparts of assignment and assumption agreements, in form and substance reasonably satisfactory to Buyer and Seller, assigning to Buyer all rights of Seller in and to all of the Purchased Contracts;

(c)                The Seller Parties shall have executed and delivered to Buyer a certificate stating that (i) the representations and warranties of the Seller Parties contained in Article 4 that are not qualified by materiality or Material Adverse Effect are true and correct in all material respects at and as of the Closing as though then made, and the representations and warranties of the Seller Parties contained in Article 4 that are qualified by materiality or Material Adverse Effect are true and correct at and as of the Closing as though then made, other than exceptions arising in the ordinary course of business or permitted hereunder; and (ii) the Seller Parties have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by the Seller Parties prior to the Closing;

(d)               Buyer shall have received a release letter in a commercially reasonably form indicating the applicable lender has agreed to promptly release its Lien related to the Purchased Assets; and

(e)                Buyer shall have received duly executed counterparts of the Transition Services Agreement, in a form acceptable to Buyer, and each other document required or reasonably requested by Buyer to be delivered to Buyer pursuant to this Agreement.

Any agreement or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

6.2              Conditions to the Seller Parties’ Obligations.  The obligation of the Seller Parties to consummate the closing of the transaction contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions set forth in this Section 6.2:

(a)                The Seller Parties shall have received executed counterparts of assumption agreements and other instruments, in form and substance reasonably satisfactory to the Seller Parties, as any Seller Party may reasonably request or as may be otherwise necessary in order to effect the assumption by the Buyer of the Assumed Liabilities;

(b)               Buyer shall have executed and delivered to the Seller Parties a certificate stating that (i) the representations and warranties of Buyer contained in Article 5 that are not qualified by materiality are true and correct in all material respects at and as of the Closing as though then made and the representations and warranties of Buyer contained in Article 5 that are qualified by materiality are true and correct at and as of the Closing as though then made other than exceptions arising in the ordinary course of business or permitted hereunder; and (ii) Buyer has performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer prior to the Closing;

(c)                Buyer shall have delivered to Seller’s Accounts the Estimated Purchase Price (as calculated pursuant to Section 3.2.6) in accordance with Section 3.3;

(d)               Buyer shall have delivered, or caused to be delivered, to the Seller Parties on the date of the execution hereof a duly executed guarantee by Shuttleworth Exhaust Systems Inc. and Northern Compass Enterprises Inc. of Buyer’s performance in the form of Exhibit C hereto;

(e)                The Seller Parties shall have received executed counterparts of the Transition Services Agreement, in a form acceptable to the Seller Parties, and each other document required or reasonably requested by a Seller Party to be delivered to a Seller Party pursuant to this Agreement.

Any agreement or document to be delivered to a Seller Party pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to the Seller Parties.

ARTICLE 7
The Closing

            The consummation of the transactions contemplated herein (the “Closing”) will take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) and shall take place at the offices of DLA Piper LLP (US) in Phoenix, Arizona or at such other time and place as to which Buyer and Seller may agree in writing.  The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same.  Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 11:59 p.m. on the Closing Date, it being the intent of the parties that the benefits and burdens of operation of the Purchased Assets after the Closing Date belong to and be borne by Buyer.

ARTICLE 8
Additional Covenants and Agreements

8.1              Employees and Employee Benefits.

8.1.1        Employment.  Prior to the Closing, Buyer shall deliver, in writing, an offer of employment to all Employees who remain employed immediately prior to the Closing to commence immediately following the Closing.  Each such offer of employment shall include the terms referenced in 8.2.2 below.  Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.”  Seller shall use reasonable commercial efforts to assist Buyer in hiring those key employees of Seller which Buyer identifies and communicates in writing to Seller prior to the Closing. Employees who do not accept an offer of employment from the Buyer will remain employees of the Seller and will be the Seller’s sole responsibility.

8.1.2        Employee Benefits.

(a)                Benefits.  Buyer shall provide, or cause to be provided to each of the Transferred Employees an offer of employment on substantially the same terms and conditions, that each Transferred Employee had while employed by the Seller immediately prior to the Closing; provided  that  Buyer shall not have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided  further, that no plans or arrangements of Seller providing for such issuance shall be taken into account in determining whether employee benefits are substantially equivalent in the aggregate.

(b)               Employee Benefit Plans.  For purposes of eligibility, vesting and levels of benefits under the employee benefit plans of Buyer providing benefits to Transferred Employees (the “Buyer Plans”), Buyer shall credit each Transferred Employee with his or her years of service with Seller and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan. The Buyer Plans shall not deny Transferred Employees coverage on the basis of pre-existing conditions and shall credit such Transferred Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Buyer Plans.

(c)                COBRA.  In the event that Buyer’s health insurance coverage is not immediately available to the Transferred Employees, the Transferred Employees shall be entitled to Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, coverage under Seller’s existing insurance plan.  The Buyer hereby agrees to promptly reimburse Seller for all costs and expenses related to COBRA coverage for the Transferred Employees and to use its best efforts to establish health insurance coverage for Transferred Employees following the Closing.

(d)               Termination.  Nothing contained in this Section 8.1.2 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Transferred Employee or any change in the employee benefits available to any individual Transferred Employee.

(e)                Accrued Vacation.  Except as required by applicable Law, Buyer shall be responsible for all Liabilities with respect to Transferred Employees attributable to their accrued and unused vacation, sick days and personal days through the Closing Date, and shall recognize, honor and assume all such accrued and unused vacation, sick days and personal days with respect to Transferred Employees through the Closing Date.

8.2              Miscellaneous Covenants.

8.2.1        Consents.  Seller shall use commercially reasonable efforts, and Buyer shall (and shall cause its Affiliates to) cooperate with Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Section 4.4 to the extent applicable to Seller; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

8.2.2        Use of Name.

(a)                Seller hereby grants Buyer a limited, non-exclusive right, for a period of six months after the Closing Date, to use the name of “ECS Reno” and “Engine Control Systems Reno” and the associated service marks, trademarks, trade names, identifying symbols, logos, emblems, signs and insignias related thereto (collectively, the “Seller Marks”), solely for the limited purposes of describing or otherwise informing past, existing or prospective customers and the general public of the change in ownership, on condition that no such use is confusingly similar to that of the Parents or their Affiliates, and Buyer and its Affiliates may not at any time hold itself out as having any affiliation with Parents or any of their Affiliates.   This license does not include the right to sublicense the use of the Seller Marks.  Buyer’s use of the Seller Marks must be in compliance with Seller’s trademark usage guidelines, as amended from time to time. Seller shall have the right to approve Buyer’s use of the Seller Marks in each instance.  Prior to Buyer using a Seller Mark, Buyer shall submit a written request for approval of such use to Seller.  If Seller does not approve such request in writing, within five business days of receipt of the request, Seller shall be deemed to have rejected the request (the “Approval Process”).  Buyer may submit revised requests for approval of any use to which Seller objected or rejected, which will be governed by the Approval Process. Seller is the sole and exclusive owner of the Seller Marks.  Except as prohibited by law, Buyer shall do nothing inconsistent with that ownership.  Buyer’s use of the Seller Marks will be on behalf and inure to the benefit of Seller.  Buyer’s utilization of the Seller Marks will not create any right, title or interest in such Seller Marks in Buyer.

(b)               Buyer and its Affiliates may not use the name “Clean Diesel” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or associated therewith or otherwise containing or comprising the foregoing, including, without limitation, any name or mark confusingly similar thereto, and shall not at any time hold itself out as having any affiliation with Parents or any of their Affiliates.  In furtherance thereof, as promptly as practicable but in no event later than six months following the Closing Date, Buyer shall remove, cover, strike over or otherwise obliterate the foregoing from all materials used in connection with Buyer’s business, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

8.2.3        Expenses.  Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and the Seller Parties shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by the Seller Parties or their respective representatives or are otherwise expressly allocated to a Seller Party hereunder.

8.2.4        No Assignments.  No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate of Buyer provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; and (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources.

8.2.5        City of Reno Business License.  Seller will allow Buyer to operate under Seller’s City of Reno business license in accordance with Reno Municipal Code 4.04.030 and will cooperate reasonably with Buyer to allow such operation.

8.3              Acknowledgements.  Buyer does not make, and has not made any representations or warranties relating to Buyer, the business of Buyer or otherwise other than those expressly set forth herein and the Seller Parties do not make, and have not made, any representations or warranties relating to the Seller Parties or the businesses of the Seller Parties or otherwise, other than those expressly set forth herein.  It is understood that the accounting methods, policies, practices and procedures set forth on Schedule 4.6 are reasonable and consistent with GAAP, and that any cost estimate, projection or other prediction, or any offering materials or presentations, including, without limitation, any such materials provided by any representative of a Seller Party (including, without limitation, RS Finance & Consulting, LLC) are not and shall not be deemed to be or to include representations or warranties of any Seller Party.  No Person has been authorized by any Seller Party to make any representation or warranty relating to a Seller Party or the businesses of the Seller Parties or otherwise in connection with the transaction contemplated hereby, other than the representations and warranties set forth in this Agreement or any other document delivered according to this Agreement and, if made, such representation or warranty may not be relied upon as having been authorized by any Seller Party and shall not be deemed to have been made by any Seller Party. No Person has been authorized by Buyer to make any representation or warranty relating to Buyer or the business of Buyer or otherwise in connection with the transactions contemplated hereby, other than the representations and warranties set forth in this Agreement or any other document delivered according to this Agreement and, if made, such representation or warranty may not be relied upon as having been authorized by Buyer and shall not be deemed to have been made by Buyer.

8.4              Tax Matters.

8.4.1        Following Closing, Seller shall bear responsibility for Taxes relating to the Reno ECS Business and Purchased Assets attributable to the Pre-Closing Tax Period (to the extent in excess of current liabilities for Taxes included in the determination of Working Capital and subject to the Indemnification Threshold)  and Buyer shall bear responsibility for Taxes relating to the Reno ECS Business and Purchased Assets attributable to (i) the Pre-Closing Tax Period up to the amount of the current liabilities for Taxes included in the determination of Working Capital and (ii) the Post-Closing Tax Period; provided, however  that Buyer shall be responsible for (and shall indemnify and hold harmless the Seller Parties and their directors, officers, employees, Affiliates, agents, successors and permitted assigns against) any Transfer Taxes.

8.4.2        For purposes of allocating Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period of any Straddle Period, Taxes relating to the Reno ECS Business and the Purchased Assets shall be allocated to the Pre-Closing Tax Period and the Post-Closing Tax Period as follows:  (i) in the case of Taxes that are either (x) based upon or related to income, receipts or payroll, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the day before the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the Reno ECS Business or Purchased Assets (such as property taxes) be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period attributable to the Pre-Closing Tax Period or Post-Closing Tax Period (as applicable), and the denominator of which is the number of calendar days in the entire Straddle Period.  For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit, rebate or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the day before the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the day before the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

8.4.3        Following the Closing, Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with any audit, litigation or other proceeding with respect to Taxes or the preparation of any Tax Return.  Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such Tax matter or required by the Code or other applicable law and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller and Buyer agree (a) to retain all books and records with respect to Tax matters pertinent to Seller relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof), and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to use its commercially reasonable efforts to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller or Buyer, as the case may be, shall allow such party to take possession of such books and records.  Buyer and Seller agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).  Buyer and Seller further agree, upon request, to provide the other party with all information that any party may be required to report pursuant to the Code and all regulations promulgated thereunder.  All records and information provided by either party to the other party under this Section 8.5.3 shall be deemed the confidential information of the disclosing party and shall not be further disclosed or used by the receiving party to any Person or for any purpose other than the subject audit, litigation or other proceeding with respect to Taxes or the preparation of the subject Tax Return.  In addition, notwithstanding any confidentiality provision herein or in any agreement to the contrary, any party may disclose the tax treatment and tax structure of the transactions contemplated herein and such other information required by Section 6011 of the Code; provided, however, any such disclosure be limited to the extent possible so that attorney-client privileges not be breached and the non-disclosing party be given advance notice of any such disclosure and a reasonable opportunity to oppose such disclosure.

8.5              Non-Solicitation.  For a period of five (5) years from and after the Closing Date, Seller Parties agree on behalf of themselves and their Corporate Affiliates that neither they nor any Corporate Affiliate shall, directly or indirectly, solicit, divert, entice away, or in any other manner persuade, or attempt to do any of the foregoing, any Transferred Employee to accept employment with a Seller Party or any Corporate Affiliate or to terminate such Person’s employment with or retention by Buyer.

8.6              Non-Competition.  For a period of five (5) years from and after the Closing Date, the Seller Parties agree on behalf of themselves and their Corporate Affiliates that neither they nor any Corporate Affiliate shall, directly or indirectly, engage in providing or offering to provide any Reno ECS Business in North America. It is expressly agreed that the foregoing is not intended to restrict or prohibit, and shall not restrict or prohibit, (a) the Seller Parties and their Corporate Affiliates from engaging in the Catalyst Business or Non-Reno ECS Business anywhere in the world or the Reno ECS Business in geographic areas other than North America, or (b) the ownership by such Seller Party or their Corporate Affiliates of equity securities of a Person constituting less than five (5) percent of the voting power of such Person.

8.7              Confidentiality.  For a period of five (5) years from and after the Closing Date, the Seller Parties agree on behalf of themselves and their Corporate Affiliates that neither they nor any Corporate Affiliate shall, directly or indirectly, use, or willfully disclose to any Person, any Confidential Information of Seller or Buyer, except (i) as may be required by Law or by any governmental or regulatory authority, including, without limitation, any securities Laws or stock exchange rules or regulations applicable to CDTi, (ii) with the prior written consent of Buyer, or (iii) to the Seller Parties’ professional advisors who have a need to know, and are under an obligation of confidentiality not to disclosure, such information.

8.8              Cooperation in Litigation.  Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the Seller’s conduct of their businesses prior to, on or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement or any of the Buyer Transaction Documents or Seller Transaction Documents).  The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party’s time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

ARTICLE 9
Indemnification

9.1              Indemnification of Buyer.  From and after the Closing, and subject to Sections 9.2, 9.5 and 9.6, the Seller Parties jointly and severally shall indemnify Buyer and its officers, directors, employees, agents, partners, successors, Affiliates, parent companies and assigns (collectively, the “Buyer Indemnitees”), against and hold the Buyer Indemnitees harmless from (a) any Losses based upon, arising out of or caused by any inaccuracy in, or breach of, any of the representations and warranties made by the Seller Parties in Article 4; (b) any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant or obligation made or incurred by the Seller Parties in this Agreement or in any of the transaction documents delivered in connection with this Agreement or the transaction described herein; and (c) any Losses based upon, arising out of or caused directly by any Excluded Assets or any Excluded Liability.  The Seller Parties do not make and shall not be deemed to have made, nor is Buyer relying upon, any representation, warranty or covenant other than those representations, warranties and covenants that are expressly set forth in this Agreement.

9.2              Limitations on Indemnification of Buyer.  Notwithstanding any other provision of this Agreement, the indemnification of Buyer Indemnitees provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.2 as follows:

(a)                except as set forth below, any claim by a Buyer Indemnitee for indemnification pursuant to Section 9.1 shall be required to be made by delivering notice to the Seller Parties no later than twelve (12) months after the Closing Date.  Notwithstanding the foregoing, (i) any claim for indemnification resulting from or arising out of any inaccuracy in or breach of any representation or warranty in Section 4.2 [Authority and Capacity], Section 4.3 [Execution and Delivery; Enforceability], or Section 4.20 [Brokerage] may be made until the statute of limitations on contractual claims has expired; (ii) any claim for indemnification based upon, resulting from or arising out of any inaccuracy in or breach of any representation or warranty made in Section 4.8 [Taxes] may be made at any time prior to the expiration of the applicable statute of limitations; (iii) any claim for indemnification based upon, resulting from or arising out of any inaccuracy in or breach of any representation or warranty made in Section 4.11 [Environmental Matters] may be made at any time within thirty-six (36) months after the Closing Date; and (iv) any claim for indemnification based upon, arising out of or caused by any Excluded Asset or Excluded Liability may be made at any time within eighteen (18) months after the Closing Date;

b)               Buyer Indemnitees shall not be entitled to indemnification until the aggregate amount of all of Buyer Indemnitees’ claims for indemnification exceeds the Indemnification Threshold. Once the Indemnification Threshold is exceeded, Buyer Indemnitees shall be entitled to indemnification starting from dollar one. Notwithstanding the foregoing, claims arising as a result of a fraudulent misrepresentation or the willful misconduct of the Seller Parties shall not be subject to the limitations provided for in this Section 9.2(b);

(c)                the maximum indemnification amount to which Buyer Indemnitees may be entitled under this Agreement shall be thirty percent (30%) the Purchase Price. Notwithstanding the foregoing, claims for indemnity by the Buyer Indemnitees arising as a result of a fraudulent misrepresentation or the willful misconduct of the Seller Parties shall not be subject to the limitations provided for in this Section 9.2(c);

(d)               any claims for indemnification under this Article shall be net of the amount of any actual recoveries under any insurance policy or “pass-through” warranty coverage from a manufacturer or other third party that are available to Buyer or any of its Affiliates in connection with the circumstances that give rise to the claim for indemnification;

(e)                the Buyer Indemnitees shall not be entitled to indemnification under this Article if, and to the extent that, the Losses are reflected on the Final Adjustment Statement or the closing date balance sheet provided pursuant to Section 2.3(a); and

(f)                in the event that a Buyer Indemnitee makes a claim for indemnification which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Buyer Indemnitees shall bear all reasonable costs and expenses (including court costs and reasonable attorneys’ and accounting fees) incurred by any Seller Party in investigating and defending against such claim.

9.3              Indemnification of the Seller Parties. From and after the Closing, and subject to Sections 9.5 and 9.6, Buyer shall indemnify the Seller Parties and their respective officers, directors, employees, agents, partners, successors and assigns (collectively, the “Seller Indemnitees”), against and hold the Seller Indemnitees harmless from (a) any Losses based upon, arising out of or caused by any inaccuracy in or breach of any of the representations and warranties made by Buyer in Article 5; (b) any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant or obligation made or incurred by Buyer in this Agreement or in any of the transaction documents delivered in connection with this Agreement or the transaction described herein; (c) any Liabilities or Losses related to (collectively, referred to as “Lease Expenses”) (i) the Standard Industrial Lease relating to certain real property generally described as 4910 Longley Lane, Suite 103, Reno, Nevada, dated on or about July 11, 1994, as amended on January 31, 2005 and June 1, 2012, (ii) the Master Lease Agreement dated April 5, 2012, by and between NMHG Financial Services, Inc. and Seller, and (iii) the Postage Equipment Lease dated October 15, 2008, as amended February 19, 2014, by and between Pitney Bowes Global Financial Services and Seller; (d) any Liabilities or Losses related to the use by Buyer of Seller’s City of Reno License No. 115496 (referred to as “Reno License Expenses”); (e) any Losses based upon, arising out of, or caused by any claims in connection with the failure of Buyer to offer employment to Employees in accordance with Section 8.2.2, including employment discrimination claims; and (f) any Losses based upon, arising out of, or caused directly by any Assumed Liability, Purchased Asset or Buyer’s operation of the Reno ECS Business after the Closing.  Buyer does not make and shall not be deemed to have made, nor is any Seller Indemnitee relying upon, any representation, warranty or covenant other than those representations, warranties and covenants which are expressly set forth in this Agreement.

9.4              Limitations on Indemnification of Seller.  Notwithstanding any other provision of this Agreement, the indemnification of Seller Indemnitees provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.4 as follows:

(a)                except as set forth below, any claim by a Seller Indemnitee for indemnification pursuant to Section 9.3 shall be required to be made by delivering notice to the Buyer no later than twelve (12) months after the Closing Date.  Notwithstanding the foregoing, any claim for indemnification resulting from or arising out of any inaccuracy in or breach of any representation or warranty in Section 5.1 [Organization; Authorization], Section 5.2 [Execution and Delivery; Enforceability], or Section 5.4 [Brokerage] may be made until the statute of limitations on contractual claims has expired, any claim for indemnification based upon, arising out of or caused by any Purchased Asset or Assumed Liability may be made at any time within eighteen (18) months after the Closing Date, and any claim for indemnification based upon, arising out of or caused by any Lease Expense or Reno License Expense may be made at any time after the Closing Date;

(b)               Seller Indemnitees shall not be entitled to indemnification until the aggregate amount of all of Seller Indemnitees’ claims for indemnification exceeds the Indemnification Threshold. Once the Indemnification Threshold is exceeded, Seller Indemnitees shall be entitled to indemnification starting from dollar one. Notwithstanding the foregoing, claims arising as a result of any Lease Expense or Reno License Expense or a fraudulent misrepresentation or the willful misconduct of the Buyer shall not be subject to the limitations provided for in this Section 9.4(b);

(c)                the maximum indemnification amount to which Seller Indemnitees may be entitled under this Agreement shall be the Purchase Price. Notwithstanding the foregoing, claims for indemnity by the Seller Indemnitees arising as a result of any Lease Expense, Reno License Expense or a fraudulent misrepresentation or the gross negligence of the Buyer shall not be subject to the limitations provided for in this Section 9.4(c);

(d)               any claims for indemnification under this Article shall be net of the amount of any actual recoveries under any insurance policy or “pass-through” warranty coverage from a manufacturer or other third party that are available to Seller or any of its Affiliates in connection with the circumstances that give rise to the claim for indemnification;

(e)                in the event that a Seller Indemnitee makes a claim for indemnification which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Seller Indemnitees shall bear all reasonable costs and expenses (including court costs and reasonable attorneys’ and accounting fees) incurred by Buyer in investigating and defending against such claim.

9.5              Procedures Relating to Indemnification.

9.5.1        Third-Party Claims.  In order for a party (the “Indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person (other than a party to this Agreement) against the Indemnitee (a “Third-Party Claim”), such Indemnitee must notify the party from whom indemnification hereunder is sought (the “Indemnitor”) in writing of the Third-Party Claim no later than twenty (20) days after such claim or demand is first asserted, and, as to notifications of claims by a Buyer Indemnitee, in any event not later than the last date set forth in Section 9.2 for giving notice of such claim.  Such notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties or covenants in this Agreement alleged to have been breached.  Failure to give or any delay in giving such notification shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.  Thereafter, the Indemnitee shall deliver to the Indemnitor, without undue delay, copies of all notices and documents (including court papers received by the Indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the Indemnitee in connection therewith.

9.5.2        Defenses.  If a Third-Party Claim is made against an Indemnitee, the Indemnitee shall have the right, at its sole option and expense, with counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any such Third-Party Claim.  In such event, the Indemnitor shall contest the claim within twenty (20) days (or sooner, if the nature of the Third-Party Claim so requires) and shall notify the Indemnitee of its intent to do so; and the attorneys’ fees and other expenses incurred by any such Seller in connection with the defense, negotiation, settlement or other dealings shall reduce (by the amount thereof), the amount recoverable under Section 9.2(c) by Buyer Indemnities from a Seller Party.  If the Indemnitee elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against hereunder, the Indemnitor may defend against, negotiate, settle or otherwise deal with such Third-Party Claim.

9.5.3        Procedures.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim.  Notwithstanding anything in this Section to the contrary, neither the Indemnitor nor the Indemnitee shall, without the written consent of the other party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Third-

Party Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnitor notifies the Indemnitee in writing of the Indemnitor’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 9.2, 9.5 and 9.6, pay the amount called for by such offer, and the Indemnitee declines to accept such offer, the Indemnitee must assume the defense of such Third-Party Claim, and the amount of any ultimate liability with respect to such Third-Party Claim that the Indemnitor has an obligation to pay hereunder shall be limited to the amount of the settlement offer that the Indemnitee declined to accept, less the costs and expenses it incurred to defend the claim.  If the Indemnitor makes any payment on a Third-Party Claim, the Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such Third-Party Claim.  After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to a Third-Party Claim hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor pursuant to this Agreement with respect to such matter.

9.5.4        Other Claims.  In the event any Indemnitee should have a claim against any Indemnitor under this Agreement that does not involve a Third-Party Claim, the Indemnitee shall deliver notice of such claim to the Indemnitor promptly following discovery of any indemnifiable Loss, and, as to claims by a Buyer Indemnitee, in any event not later than the last date set forth in Section 9.2 for making such claim.  Failure to give or delay in giving such notification shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.  Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached.  Upon receipt of any such notice, the Indemnitor shall notify the Indemnitee as to whether the Indemnitor accepts liability for any Loss.  If the Indemnitor disputes its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 10.4.

9.6              Limitation of Remedies.  Each party acknowledges and agrees that, except as otherwise provided in Section 10.4, should the Closing occur, the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article 9; provided, however, that that Buyer may seek any available equitable remedies in connection with claims related to Sections 8.5, 8.6 or 8.7.  In furtherance of the foregoing, Buyer and the Seller Parties hereby waive on behalf of itself and all other Persons who might claim by, through or under it, from and after the Closing, any and all rights, claims and causes of action, which it or any such other Person may have under this Agreement against the Seller Parties or Buyer, as the case may be, arising under or based upon any Law (except pursuant to the indemnification provisions set forth in this Article 9).  Notwithstanding any other provision of this Agreement, the limitations in Section 9.2 and this Section 9.6 shall not apply to any claims of, or causes of action arising from, fraud.

ARTICLE 10
Construction; Miscellaneous Provisions

10.1          Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)                If to Buyer, to:

Shuttleworth Exhaust Systems Inc.

3526 White Oak Road

London, Ontario

Canada,  N6E 2Z9
Attention:  Dean Bilodeau

Email: deanb@shuttleworthexhaust.com
Facsimile: 519-681-9822

With a copy to:

Houser Henry & Syron LLP

145 King Street West, Suite 2701

Toronto, Ontario

Canada,  M5H 1J8
Attention:        Michael R. Henry

Email:              mhenry@houserhenry.com
Facsimile:        416.362.3757

(b)               If to a Seller Party:

Clean Diesel Technologies, Inc.

1621 Fiske Place

Oxnard, California 93033

Attention: General Counsel

Email:  pedro@cdti.com

Facsimile:  805.639.9466

With a copy to:

DLA Piper LLP (US)

2525 East Camelback Road

Suite 1000

Phoenix, Arizona 85016-4232

Attention:        Steven D. Pidgeon, Esq.

Email:              steven.pidgeon@dlapiper.com

Facsimile:        (480) 606-5524

or in any case, to such other address for a party as to which notice shall have been given to Buyer and the Seller Parties in accordance with this Section.  Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the next business day following the date sent by email or facsimile transmission.  Otherwise, notices shall be deemed to have been given when actually received at such address.

10.2          Entire Agreement. This Agreement, the Transaction Documents (Buyer and Seller) and the Schedules and Exhibits hereto constitute the exclusive statement of the agreement among Buyer and the Seller Parties concerning the subject matter hereof, and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter.  All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

10.3          Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance or the parties that are affected by such amendment or modification.

10.4          Arbitration, Jurisdiction and Venue.

10.4.1    Mandatory Arbitration Unless and except the relief sought requires the exercise of the equity powers of a court of competent jurisdiction or to the extent otherwise expressly agreed in writing by the Seller Parties and Buyer, in the event of any dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, the parties shall be required to enter into arbitration according to this Section 10.4.1:

(a)                Whenever any arbitration is permitted or required hereunder, arbitration proceedings shall be commenced by the party desiring arbitration (the "Initiating Party") giving notice to the other party (the "Responding Party") specifying the matter to be arbitrated and requesting an arbitration thereof. For the purpose of arbitrating such matter, the Initiating Party and the Responding Party shall then designate or appoint a single arbitrator. If such appointment is not made within ten (10) days after the receipt of such notice, either party shall be entitled to make application to the Delaware Court of Chancery pursuant to the Delaware Uniform Arbitration Act for selection of the arbitrator, and the provisions of such statute shall govern such selection. Each arbitrator selected for the purposes of this Section 10.4.1 shall be a qualified arbitrator, be at arm's length from the parties, and have a minimum of ten (10) years’ experience in the arbitration of commercial disputes in Delaware. (The person appointed arbitrator according to this Section 10.4.1 is called the "Arbitrator").

(b)               Following his or her appointment, the Arbitrator shall proceed to hear the submissions of the parties, and shall render a decision as expeditiously as possible and in any event the parties shall cooperate in all respects to attempt to complete the arbitration (including the rendering of a decision by the Arbitrator) within ninety (90) days after the appointment of the Arbitrator unless a longer or shorter period of time is agreed between the Initiating Party and the Responding Party. The Arbitrator shall not render his decision until he has given each party a reasonable opportunity to present arguments and evidence in respect of the matters referred for arbitration. The Arbitrator shall have the power to proceed with the arbitration and deliver his decision notwithstanding the default by any party in respect of any procedural order made by the arbitrator. The Arbitrator shall have the authority to assess the costs of the arbitration against either or both of the parties, provided, however, that each party shall bear its own counsel fees.

                        (c)                The decision of the Arbitrator shall be final and binding upon the parties and not subject to appeal either on an issue of law or an issue of mixed fact and law. Judgment upon the award or decision rendered by the Arbitrator may be entered in any court having jurisdiction.

(d)               In the event of the failure, refusal or inability of any Arbitrator to act, a new arbitrator shall be appointed in his stead, which appointment shall be made in the same manner as hereinbefore provided.

(e)                If an arbitration decision is not rendered within the ninety (90) day period above referred to, then at any time after the expiration of such ninety (90) day period until the decision is so made, either party may cancel the appointment of the Arbitrator previously made and initiate new arbitration proceedings by a new written notice requiring an appointment.

10.4.2    Jurisdiction and Venue.  Unless the relief sought requires the exercise of the equity powers of a court of competent jurisdiction, the parties agree that no action, suit or proceeding which in any way arises out of or relates to this Agreement or the transactions contemplated hereby shall be brought prior to the parties’ compliance with Section 10.4.1, and after such compliance each party hereto agrees that any claim arising out of or relating to this Agreement shall be brought solely in the state or federal court of competent jurisdiction located in Newcastle County, Delaware and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto.  The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 10.1 of this Agreement, and service so made shall be complete as stated in such section.  In any action, suit or proceeding brought under this Section 10.4.2 or brought to seek relief that requires the exercise of the equity powers of a court of competent jurisdiction, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees (including the fees of paralegals and other employees of the attorney’s firm), expert fees and other costs and expenses incurred in such action, suit or proceeding.

10.5          Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of Buyer, the Seller Parties, and the respective successors and permitted assigns of Buyer and of the Seller Parties.

10.6          Headings.  The Article and Section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

10.7          Number and Gender; Inclusion.  Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular.  In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

10.8          Counterparts.  This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile or other copy of a signature shall be deemed an original for purposes of this Agreement.

10.9          Third Parties.  Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder.  Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

10.10      Schedules and Exhibits.  The Schedules and Exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein.  Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in such other Schedules and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from its face to be applicable to such other Schedule and such other representations and warranties.  Disclosure of any fact or item in any Schedule shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement.  All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such Schedules and Exhibits.

10.11      Time Periods.  Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next business day.

10.12      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice-of-laws or conflicts-of-law provisions thereof.

10.13      Bulk Sales.  The Seller Parties and Buyer agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Purchased Assets are located to the extent that such Article is applicable to the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Buyer and the Seller Parties have executed and delivered this Agreement, or have cause this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

BUYER: SES USA INC. By: /s/ Dean Bilodeau Name: Dean Bilodeau Title: President
SELLER PARTIES:
CLEAN DIESEL TECHNOLOGIES, INC. By: /s/ David E. Shea Name: David E. Shea Title: Chief Financial Officer
ECS HOLDINGS, INC. By: /s/ David E. Shea Name: David E. Shea Title: Chief Financial Officer
ENGINE CONTROL SYSTEMS LTD. By: /s/ David E. Shea Name: David E. Shea Title: Chief Financial Officer

EXHIBIT A

ALLOCATION

(see attached)

EXHIBIT A

Purchase Price Allocation

					Purchase
	October 15,	NWC		Pro	Price
	2014	Adjustments	Write-Up	Forma	Allocation
Purchase Price:					$1,328,000

Purchased Assets:
Accounts Receivable	433,830		(85,761)	348,069
Less allowance for doubtful accts	(144)	-	-	(144)
Net receivables	$433,686	$0	($85,761)	$347,925	$347,925
Other Receivable	182	-	-	182	182
Inventory	606,481	(28,212)	-	578,270	578,270
Prepaids and Deposits	41,938	(31,869)	-	10,068	10,068

Fixed Assets	744,172	-	157,300	901,472	901,472
Less accumulated depreciation	(674,476)	-	-	(674,476)	(674,476)
Net Fixed Assets	69,696	-	157,300	226,996	226,996

Goodwill					$426,004

Assumed Liabilities:
Accounts Payable Trade	199,538	-	-	199,538	199,538
Accounts Payable Other	152,008	(115,365)	-	36,643	36,643
Accrued charges	13,844	-	-	13,844	13,844
Payroll and related charges	103,892	(92,472)	-	11,421	11,421

Net Working Capital	$613,006	$147,755	($85,761)	$675,000

EXHIBIT B

TRANSITION SERVICES AGREEMENT

            THIS TRANSITION SERVICES AGREEMENT (“Agreement”) dated as of October 20, 2014 (the “Effective Date”) is entered into between Clean Diesel Technologies, Inc., a Delaware corporation (“CDTi”), ECS Holdings, Inc., a Delaware corporation and indirect subsidiary of CDTi (“ECS” and, together with CDTi, the “Parents”), and Engine Control Systems Ltd., a Nevada corporation and wholly-owned subsidiary of ECS (the “Seller” and, together with the Parents, the “Seller Parties”), and SES USA INC., a Nevada corporation (“SES” or “Buyer” and together with the Seller Parties, the “Parties”).

RECITALS

A.                The Parties entered into an Asset Purchase Agreement, dated of even date herewith (the “Purchase Agreement”), under which Buyer has agreed to acquire certain assets and assume certain liabilities of Seller (the “Acquired Business” or “ECS Reno”).

B.                 The parties agree that it is desirable for the Buyer, on the one hand, and the Seller Parties, on the other hand, to receive certain services described on Schedule A hereto (the “Services”) from each other for a transitional period of time as provided in this Agreement.

            NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

1.                  Term.   This Agreement will commence as of the Effective Date and will remain in effect with respect to each Service until the termination date for such Service specified in Schedule A, as applicable (the “Term”), subject to earlier termination in accordance with Section 7.

2.                  Performance of Services; Fees.

(a)                General.  Beginning on the Effective Date, the Seller Parties will, or will cause Seller to, provide to Buyer, and Buyer will provide to the Seller Parties the Services, for the compensation set forth in Schedule A hereto.

(b)                  Fees.  The fees payable to the Seller Parties for the Services are set forth on Schedule A hereto.  Except as otherwise expressly provided herein, the Seller Parties shall invoice Buyer monthly in advance for the Services.  Except as otherwise expressly provided in Schedule A, payment in U.S. dollars shall be made by Buyer within 30 days after receipt of any invoice.  Buyer shall not withhold any payments to the Seller Parties under this Agreement, and neither Buyer nor the Seller Parties shall not withhold the provision of any Services, subject to Section 7 below, during the period that any good faith dispute may be pending between the Seller Parties and Buyer under this Agreement (any required adjustment being made on subsequent invoices).

(c)                Cooperation; Procedures.  The Parties intend that the Services will provide Buyer with access to the Services provided to, and will provide the Seller Parties with access to the Services provided by, the Acquired Business immediately prior to the Effective Date that Buyer and the Seller Parties cannot or do not want to provide upon the Effective Date. To the extent that such Services do not provide for a service that the Parties intended to include hereunder, one Party may notify the other of such Party’s desire to incorporate a specified service herein and the Parties shall discuss whether and on what terms to incorporate such a service into this Agreement; provided, however, that a Seller Party shall be under no obligation to provide any service other than the Services.  If the Parties agree in writing to incorporate an additional service into this Agreement, Schedule A shall be revised accordingly by the Parties and the additional service shall become a Service pursuant to this Agreement.

3.                  Insurance.   The Parties will maintain adequate insurance to cover all risks of loss and casualties associated with their provision of Services to be provided hereunder.

4.                  Personnel; Independence.  The Seller Parties and their Affiliates providing the Services hereunder shall have the right, in their discretion, to designate which of their personnel will be assignment to perform the Services.  All employees and representatives of the Seller Parties will be deemed for all purposes, including for purposes of all compensation and employee benefits, to be employees or representatives of the Seller Parties and not employees or representatives of Buyer or its Affiliates.  In performing the Services, such employees and representatives will be under the direction, control and supervision of the Seller Parties, and not of Buyer. The Seller Parties will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.  Except as expressly provided herein, this Agreement is not intended and will not be construed to create the relationship of agent, servant, employee, partnership, joint venture or other association between the Parties.  Nothing in this Agreement will be deemed to make any Party the agent of any other Party.

5.                  Intellectual Property.   Nothing in this Agreement is intended to transfer any Party's right, title or interest in or to any of its Intellectual Property. Each Party acknowledges that any Intellectual Property or other proprietary rights owned, licensed or otherwise held by any other Party hereto whether registered or not, and the goodwill associated therewith, are valuable properties belonging to such Party, and all rights thereto are and will remain the sole and exclusive property of such other Party, except as may be granted pursuant to the express written consent of such other Party.

6.                  Confidentiality.  The Parties hereto recognize that, in the course of performing the activities contemplated by this Agreement, each of them may have access to information considered by the disclosing Party to be confidential or proprietary (including any data, products, services, reports, studies, suggestions and financial information of any Party, or other information marked as confidential when delivered, but excluding the terms and existence of this Agreement) (collectively, “Confidential Information”).  The recipient Party agrees to, and agrees to cause its Representatives (as hereinafter defined) and Affiliates to, hold in strict confidence all Confidential Information and to not misappropriate, misuse, transfer, divulge or deliver under any circumstances, any Confidential Information to anyone other than to employees, officers, directors, advisors, representatives or other agents (each, a “Representative”), an Affiliate, or a Representative of an Affiliate of the recipient Party who is involved with the Services or otherwise has a business reason related to the provision of the Services to know such Confidential Information and is under an obligation of confidentiality with respect to the Confidential Information substantially similar to that set forth in this Agreement.  The foregoing will not prevent the recipient Party from disclosing information that:  (a) is already known by the recipient Party or its Representatives or Affiliates without an obligation of confidentiality other than under this Agreement, (b) is publicly known or becomes publicly known through no unauthorized act of the recipient Party, its Representatives or Affiliates, (c) is received from a third party (provided that such third party is not known by the recipient Party or its Representatives or Affiliates to be prohibited from disclosing such information), or (d) is independently developed by the recipient Party, its Representatives or its Affiliates without use of the disclosing Party's Confidential Information.  If Confidential Information is in the opinion of such Party required to be disclosed pursuant to a Law or by any governmental or regulatory authority applicable to such Party, including, without limitation, any securities Laws or stock exchange rules or regulations applicable to such Party, such Confidential Information may be disclosed pursuant to the requirement. Nothing contained in this clause will limit or affect in any way obligations of the parties to maintain the confidentiality of information pursuant to the Purchase Agreement.

7.                  Termination.

(a)                General.  Unless earlier terminated pursuant to Section 7(c), this Agreement will terminate once all of the Services have been provided hereunder.

(b)               Partial Termination.  Unless otherwise specified in this Agreement or on Schedule A,  Buyer, on the one hand, or the Seller Parties, on the other hand, will provide written notice to the other Party of any Services that, prior to the expiration of the Term, are no longer needed from such Party (a “Partial Termination”).  In the event of a Partial Termination, this Agreement will remain in full force and effect with respect to the Services which have not been terminated as provided herein.  Further, upon any early termination or Partial Termination hereunder, all amounts due will be appropriately pro-rated and reduced to reflect the shortened period during which the Service(s) will be provided hereunder, and the Seller Parties will refund to Buyer an appropriate pro-rata amount for any Services that have been paid for in advance.  Termination by a Party with respect to a particular Service will only terminate the provision of such Service or part of such Service and will have no effect on other Services to be provided by either party hereunder.

(c)                Termination of Entire Agreement.   Each of Buyer and the Seller Parties will have the right to terminate this Agreement effective upon: (i) delivery of written notice to the other if the other makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy and such petition is not discharged, released, vacated or fully bonded within 30 days after such petition is made, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 15 days, (ii) delivery of written notice to the other if the other materially defaults in the performance of any of its covenants or obligations contained in this Agreement and such default is not remedied to the non-defaulting Party's reasonable satisfaction within 15 days after written notice to the defaulting Party of such default, or if such default is not capable of rectification within 15 days, if the defaulting Party has not promptly begun to rectify the default within such 15-day period and is not proceeding diligently to rectify the default, or (iii) 30 days after delivery of written notice to the other if the party giving notice desires to terminate the Agreement for any reason.

(d)               Procedures on Termination.  Following any termination of this Agreement in whole or in part, Buyer and the Seller Parties will cooperate as reasonably necessary to avoid disruption of the ordinary course of the other's business. Termination will not affect any right to payment for Services provided prior to termination. In addition, Buyer will promptly return any Confidential Information of any Seller Party and any equipment, inventory or other property related to the Services provided hereunder which is the property of such Seller Party or its Affiliates upon the termination.

(e)                Effect of Termination.  Sections  5, 6, 7(d), 7(e), 8, and 9  and any provision which by its nature is intended to survive any termination will survive any termination of this Agreement.

8.                  Limitation on Liability

(a)                Seller Parties’ Limitation.  The maximum monetary liability of the Seller Parties, collectively, to the Buyer arising under or in relation to this Agreement or any of the Services provided hereunder will be limited to an amount equal to the amount paid by Buyer for the applicable Service or, at Buyer’s option a re-delivery (or delivery) of the applicable Service; provided, however, that the foregoing limitation on liability in this Section  8(a)  will not apply to any claims by Buyer arising in respect of (i) the Seller Parties’ indemnity obligations in favor of Buyer or any other indemnified parties as set forth in this Agreement, or (ii) otherwise as a result of any Seller Parties’ fraud or willful misconduct.

(b)               Buyer’s Limitation.   The maximum monetary liability of Buyer to the Seller Parties arising under or in relation to this Agreement or any of the Services provided hereunder will be limited to an amount equal to the amount due and payable by Buyer for the applicable Service or, at Buyer’s option a re-delivery (or delivery) of the applicable Service; provided, however, that the foregoing limitation on liability in this Section  8(b)  will not apply to any claims by the Seller Parties arising in respect of (i) Buyer’s indemnity obligations in favor of the Seller Parties or any other indemnified parties set forth in this Agreement, or (ii) otherwise as a result of Buyer’s fraud or willful misconduct.

9.                  Indemnification. The Seller Parties will indemnify and hold harmless Buyer and its Affiliates for any losses, liabilities, costs or expenses (including reasonable attorneys' fees and costs) incurred in connection with any third party claim arising out of or resulting from acts or omissions committed by a Seller Party in providing the Services, except those resulting from Buyer’s fraud or willful misconduct. Buyer will indemnify and hold harmless the Seller Parties and their Affiliates for any losses, liabilities, costs or expenses (including reasonable attorneys' fees and costs) incurred in connection with any third party claim arising out of or resulting from the provision of the Services or from any acts or omissions committed by Buyer in providing or receiving any Service, other than those resulting from a Seller Party’s fraud or willful misconduct.  Damages indemnified hereunder shall include actual, direct damages, including any fines or penalties, but will exclude punitive damages, consequential damages and other indirect or incidental damages.  The provisions of this Section 9  shall not affect in any manner any of the indemnity provisions contained in the Purchase Agreement.

10.              No Joint Venture.   Nothing contained in this Agreement will be construed to constitute the parties to be partners, co-employers, joint venturers, or agents of one another.  Neither the Seller Parties, on the one hand, nor Buyer, on the other hand, will have any power or authority to, nor will any of them, obligate or bind the other in any manner except as specifically provided herein.

11.              Governing Law.  This Agreement will be governed by and construed under and in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

12.              Notices.  Any notice or other communication required or permitted hereunder will be given in accordance with the notice provisions of the Purchase Agreement.

13.              Entire Agreement; Binding Effect.  This Agreement (including all schedules and exhibits attached hereto) and the Purchase Agreement contain the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there are no agreements or understandings between the parties other than those set forth herein or executed simultaneously or in connection herewith.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns.

14.              Headings/Interpretation.  The headings in this Agreement are inserted for convenience only and will not constitute a part hereof. The word “including” will mean “including without limitation.”

15.              Expenses.  Except as otherwise specifically provided herein, each of the Parties hereto will be solely responsible for and pay its own consulting, accounting, legal, and other charges and expenses incurred by such Party in connection with the negotiation, execution and performance of this Agreement, the related agreements and the transactions contemplated hereby and thereby without obligation to pay or contribute to the expenses incurred by any other Party.

16.              Amendment.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the Parties hereto or, in the case of a waiver, by the Party waiving compliance.  Notwithstanding the foregoing, the Parties may agree in writing to amend Schedule A without executing a formal amendment to this Agreement.

17.              Waiver.  The failure of any Party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce that provision or any other provision hereof at any time thereafter, except as specifically limited herein.

18.              Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of the other Parties.

19.              Counterparts; Electronic Signature.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

20.              Capitalized Terms.  Capitalized terms not defined herein shall have the meanings ascribed to such terms as set forth in the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER: SES USA INC. By: Name: Dean Bilodeau Title: President
SELLER PARTIES:
CLEAN DIESEL TECHNOLOGIES, INC. By: Name: David E. Shea Title: Chief Financial Officer
ECS HOLDINGS, INC. By: Name: David E. Shea Title: Chief Financial Officer
ENGINE CONTROL SYSTEMS LTD. By: Name: David E. Shea Title: Chief Financial Officer

Transition Services Agreement

Schedule A

Services To Be Provided By the Seller Parties To Buyer

Transition Services:

1. Great Plains virtual server and access to consulting assistance from CDTi IT Executive.

Ken Sinclair, Network Administrator for CDTi, has established a separate server for use by Shuttleworth Exhaust Systems during a transitional period ending on December 31, 2014.  During the transitional period, Mr. Sinclair will be available to assist SES with any technology-related needs SES has.  Mr. Sinclair will be available at an hourly rate of $150.  SES agrees to reimburse CDTi for all documented expenses relating to the establishment of the virtual server and the consulting services provided by Mr. Sinclair during the transitional period.  Sarah Tallett, Global Operations Controller, will be available to consult on Great Plains accounting issues during the transition period at an hourly rate of $200.

2. Reimbursement of COBRA coverage.

Following the closing date and through the date upon which SES establishes a medical benefits plan for all ECS Reno employees, CDTi will ensure that all ECS Reno employees have medical coverage under COBRA.  SES agrees to reimburse CDTi for the cost of medical insurance it incurs on behalf of ECS Reno employees following the closing.

3. Use of CDTi Product Catalog.

SES is acquiring the product catalog, both in electronic and in physical form, that ECS Reno uses to promote and sell its standard exhaust products, accessories and other inventory to customers.  During a transitional period beginning on the closing date and ending on December 31, 2014, or until such time as the catalog can be revised to exclude references to CDTi and its products, CDTi will allow SES to use the current version of the catalog.

4. Collection of Accounts Receivable.

CDTi agrees to keep in place its existing Accounts Receivable procedures, mailing address and processing with respect to Reno ECS Accounts Receivable for a period of 60 days following closing.

CDTi agrees to use its commercially reasonable best efforts to collect, on behalf of SES, any accounts receivable listed on the Pro Forma Acquisition Balance Sheet (“Transferred Accounts Receivable”) for the benefit of SES including providing confirmation to the payer of the sale of Transferred Accounts Receivable to SES where requested by payer.

CDTi agrees to receive any Transferred Accounts Receivable paid to or delivered in error to CDTi on behalf of SES.

Transition Services Agreement

CDTi agrees to pay in cash, in aggregate, any amounts so received but not yet paid to SES on the second and last Friday of the month.  CDTi agrees to provide a record by invoice of amounts so received and paid to SES.

5.  Terms.  SES to pay CDTi net 30 for services invoices.

Services To Be Provided By the Buyer to the Seller Parties

Transition Services:

1. Inventory Storage.

SES to provide storage for inventory owned by a Seller Party or their Affiliates, as detailed in Schedule 2.2(a) - Excluded Assets – Mrkm Inventory Held in Reno 09 30 14 and Schedule 2.2(a) – Excluded Assets – Oxnard Inventory at Reno Listing, on a rent free basis for 60 days post-Closing.

Transition Services Agreement

EXHIBIT C

GUARANTEE

THIS GUARANTEE (this “Guarantee”), dated as of October 20, 2014, is executed by Shuttleworth Exhaust Systems Inc., an Ontario corporation, and Northern Compass Enterprises Inc., an Ontario corporation (the “Guarantor”), in favor of the Seller Parties and the Seller Indemnitees (each as defined in the Agreement defined below).

RECITALS

1.                  In order to induce the Seller Parties to enter into the Asset Purchase Agreement (the “Agreement”), dated as of October 20, 2014, between the Seller Parties and SES USA INC., a Nevada corporation, (“Buyer”), Guarantors have agreed, subject to the terms and conditions contained in this Guarantee, to guarantee the payment and performance of all obligations, liabilities and indemnities (including, without limitation, the payment of the Purchase Price and any adjustment amount to the Purchase Price) of Buyer now existing or hereafter arising under the Agreement and the Buyer Transaction Documents (whether or not Buyer at any time in question then exists) (collectively, the “Obligations”) and to execute and deliver this Guarantee concurrently with the Agreement.

2.                  Guarantors will benefit, directly or indirectly, from the consummation of the transactions contemplated by the Agreement.

3.                  Each capitalized term defined in the Agreement and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement when used herein.

NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, Guarantor agrees as follows:

Section 1.        Unconditional Guarantee.

(a)        Guarantors fully and irrevocably jointly and severally guarantee the payment and performance of the Obligations when due and in particular Guarantors are hereby made fully responsible for the acts and omissions of Buyer that constitute a breach of the Agreement or the Buyer Transaction Documents.  This Guarantee shall be a full, unconditional, irrevocable, absolute and continuing guarantee of payment and performance and not a guarantee of collection, and Guarantors shall remain liable on the Obligations hereunder until the payment in full of the Obligations.

(b)        Except as provided in Section 1(f) below, Guarantors’ guarantee and responsibility shall not be discharged, released, diminished, or impaired in whole or in part by any setoff, counterclaim, defense, act or occurrence which any Guarantor may have against Buyer as a result of or arising out of the Agreement or the Buyer Transaction Documents or any other transaction.

(c)        The Obligations of Guarantors hereunder shall not be released, discharged, diminished or impaired by (i) the renewal, extension, modification or alteration by Buyer and the

Seller Parties, with or without the knowledge or consent of Guarantors, of the Agreement or the Buyer Transaction Documents or of any liability or obligation of Buyer thereunder or of any document or instrument under which the Obligations arise, (ii) any forbearance or compromise granted to Buyer by any Seller Party when dealing with Buyer except to the extent of such forbearance or compromise, (iii) any change in corporate structure or ownership of Buyer or the bankruptcy, insolvency, liquidation, receivership, dissolution, winding-up or termination of Buyer or the fact that at any time Buyer does not exist, (iv) the inaccuracy of any of the representations and warranties of Buyer under the Agreement or any of the Buyer Transaction Documents, (v) any neglect, delay, omission, failure or refusal of Buyer to take or prosecute any action in connection with the Agreement or the Buyer Transaction Documents, (vi) the full or partial release of Buyer on any liability or obligation, except, subject to Sections 2 and 3 below, that Guarantors shall be released pro tanto to the extent the Seller Parties expressly release Buyer from liability with respect to the Obligations, or (vii) any other circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to any Guarantor not available to Buyer who is liable for such Obligations.

            (d)       Guarantors waive notice of (i) acceptance of this Guarantee, (ii) the creation, renewal, extension, modification, alteration or existence of any liability or obligation of Buyer constituting part of the Obligations, and (iii) any breach of or default in the performance of the Obligations.

(e)        If Buyer fails to perform Obligations requiring payment, in whole or in part, when such Obligations are due, Guarantors shall promptly pay such Obligations in lawful money of the United States.  Guarantors shall pay such amount within five business days of receipt of demand for payment from any Seller Party.  Any Seller Party may enforce a Guarantor’s obligations under this Guarantee without first suing Buyer or joining Buyer in any suit against a Guarantor, or enforcing any rights and remedies against Buyer or otherwise pursuing or asserting any claims or rights against Buyer or any other person or entity or any of its or their property which may also be liable with respect to the matters for which a Guarantor is liable under this Section 1.

(f)        Guarantors reserve the right to assert defenses which Buyer may have to payment or performance of any Obligation, other than defenses that Buyer may possess relating to (i) lack of validity or enforceability of the Agreement or the Buyer Transaction Documents against Buyer arising from Buyer’s defective formation or lack of qualification to do business in any applicable jurisdiction, (ii) Buyer’s lack of authority to enter into or perform the Agreement or the Buyer Transaction Documents or the due execution and delivery thereof, or (iii) the termination of existence, dissolution, liquidation, insolvency, bankruptcy, receivership, or other reorganization of Buyer.

Section 2.        Refund of Payments by Seller Parties.  If under applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application with respect to creditors, any Seller Party is required to refund part or all of any payment hereunder to Guarantors, such payment shall not constitute a release from any liability hereunder, and each Guarantor’s liability hereunder shall be reinstated to such extent.

Section 3.        Rescission of Obligations.  If under applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application with respect to creditors, any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Seller Party, this Guarantee shall continue to be effective, or be reinstated, as the case may be, all as though such payment had not been made.

Section 4.        Representation as to Benefit.  Each Guarantor warrants and represents for and as to itself that it has received, or will receive, direct or indirect benefit from the making of this Guarantee.

Section 5.        Representations and Warranties of Guarantor.  Each Guarantor hereby represents and warrants to each Seller Party as follows:

(a)        Organization.  Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its business as it is now being conducted.

(b)        Authority Relative to this Guarantee.  Guarantor has full corporate power and authority to execute and deliver this Guarantee and to consummate the transactions contemplated hereby.  The execution and delivery by Guarantor of this Guarantee and the consummation by Guarantor of the transactions and performance of the terms and conditions contemplated hereby have been duly and validly authorized, and no other proceedings on the part of Guarantor are necessary to authorize this Guarantee or consummate the transactions so contemplated.  This Guarantee has been duly and validly executed and delivered by Guarantor, and this Guarantee constitutes a valid and binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)        Consents and Approvals; No Violation.  Neither the execution and delivery by Guarantor of this Guarantee nor the performance of its obligations under the Guarantee contemplated hereby do or will (i) conflict with or result in any breach of any provision of the certificate of formation or operating agreement (or other similar governing documents) of Guarantor, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except where it is reasonably expected that the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay in any material respect such performance, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Guarantor is a party or by which Guarantor or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing Date, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Guarantor, or any of its assets.

(d)       Litigation; Claims. There is no claim, action, proceeding or investigation pending or, to the knowledge of Guarantor, threatened against Guarantor before any court or governmental or regulatory authority or body that would prevent or delay in any material respect the performance by Guarantor of the guarantee contemplated hereby.  Guarantor is not subject to any judgment or outstanding order, writ, injunction or decree that would have a material adverse effect on its ability to perform its obligations under the guarantee contemplated hereby and that would prevent or delay in any material respect the performance by Guarantor of the guarantee.

Section 6.        Costs and Expenses.  Each party agrees to pay to the prevailing party, upon demand, all reasonable costs and expenses, including reasonable attorneys’ fees, that may be incurred by the prevailing party in enforcing or defending its rights under this Guarantee.

Section 7.        Governing Law and Consent to Jurisdiction.  This Guarantee shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

Section 8.        Benefit.  This Guarantee shall inure to the benefit of each Seller Party, Seller Indemnitee and their respective successors and assigns, and shall be binding upon each Guarantor and its successors and assigns; provided, however, that (i) neither a Seller Party nor a Guarantor shall assign its rights or obligations under this Guarantee without the prior written consent of the other except by operation of law, and except that a Seller Party may assign its rights or obligations under this Guarantee to an Affiliate, (ii) no assignment or other transfer by, through or under a Seller Party shall operate to increase Guarantors’ obligations hereunder, and (iii) a Guarantor shall be fully protected in making and shall receive full credit for any payments or other performance made by it to a Seller Party or its successors and assigns with respect to the Obligations prior to the time such Guarantor receives written notice of such assignment or succession.

Section 9.        Continuing Guarantee.  Subject to the terms, conditions and limitations hereof, this Guarantee is a continuing guarantee and shall remain in full force and effect and be binding upon each Guarantor until the Obligations have been satisfied in full.

Section 10.      Notices.  Any notice, demand or other communication required or permitted under this Guarantee shall be in writing and given by hand delivery, facsimile, overnight courier, or United States mail.  All notices shall be properly addressed to the recipient, with all postage and other charges being paid by the party giving notice.  Notices shall be effective when actually received by the party being notified.  The addresses of the parties for purposes of notice are as follows:

If to Guarantors, to:

Northern Compass Enterprises Inc.

Shuttleworth Exhaust Systems Inc.

3526 White Oak Road

London, Ontario

Canada,  N6E 2Z9
Attention:  Dean Bilodeau

Email: deanb@shuttleworthexhaust.com
Facsimile:  519-681-9822

With a copy to:

Houser Henry & Syron LLP

145 King Street West, Suite 2701

Toronto, Ontario

Canada,  M5H 1J8
Attention:        Michael R. Henry

Email:              mhenry@houserhenry.com
Facsimile:        416.362.3757

If to a Seller Party:

Clean Diesel Technologies, Inc.

4567 Telephone Road, Suite 100

Ventura, California 93003

Attention: Pedro J. Lopez-Baldrich

Email:  pedro@cdti.com

Facsimile: 805.639.9466

With a copy to:

DLA Piper LLP (US)

2525 East Camelback Road

Suite 1000

Phoenix, Arizona 85016-4232

Attention:        Steven D. Pidgeon, Esq.

Email:              steven.pidgeon@dlapiper.com

Facsimile:        (480) 606-5524

Either party may change its address by giving two days’ advance written notice to the other party.

Section 12.      Subrogation.  Upon payment of all of the Obligations owing to the Seller Parties, Guarantors shall be subrogated to the rights of the Seller Parties against Buyer, and the Seller Parties agree to take, at Guarantors’ expense, such steps as Guarantors may reasonably request to implement such subrogation.

IN WITNESS WHEREOF, the undersigned has executed this Guarantee as of the date first above written.

                                                                        GUARANTORS

       SHUTTLEWORTH EXHAUST SYSTEMS INC.

                                                                        By: _____________________

                                                                        Name:  Dean Bilodeau

                                                                        Title:    President

       NORTHERN COMPASS ENTERPRISES INC.

                                                                        By: _____________________

                                                                        Name:  Dean Bilodeau

                                                                        Title:    President